UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Integrated Electrical Services, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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TABLE OF CONTENTS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held February 4, 2009
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION ABOUT THE ANNUAL MEETING
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
ELECTION OF DIRECTORS
EXECUTIVE OFFICERS
BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD
CORPORATE GOVERNANCE GUIDELINES
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
REPORT OF THE AUDIT COMMITTEE
AUDIT FEES
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
TIMING OF EQUITY GRANTS
TAX CONSIDERATIONS
PAYMENTS UPON A CHANGE-IN-CONTROL
HUMAN RESOURCES AND COMPENSATION COMMITTEE REPORT
SUMMARY COMPENSATION TABLE
ALL OTHER COMPENSATION
GRANTS OF PLAN-BASED AWARDS IN 2008
OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED IN 2008
NONQUALIFIED DEFERRED COMPENSATION
SEVERANCE AND EMPLOYMENT AGREEMENTS
DEFINITIONS
DIRECTOR COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS
OTHER BUSINESS
DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS OF BOARD MEMBERS
DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

January 2, 2009

To Our Stockholders:

On behalf of the Board of Directors of Integrated Electrical Services, Inc., a Delaware corporation (the “Company”), we cordially invite all Company stockholders to attend the Company’s annual stockholders’ meeting to be held on Wednesday, February 4, 2009 at 10:00 a.m. Central Standard Time, at the Houston Marriott West Loop Hotel, 1750 West Loop South, Houston, Texas 77027. Proxy materials, which include a Notice of Annual Meeting, Proxy Statement and proxy card, are enclosed with this letter. The Company’s 2009 Annual Report on Form 10-K, which is not a part of the proxy materials, is also enclosed and provides additional information regarding the financial results of the Company for its fiscal year ended September 30, 2008.

We hope that you will be able to attend the meeting. Your vote is important. Regardless of whether you plan to attend, please submit your proxy by phone, via the Internet, or by signing, dating, and returning the enclosed proxy card in the enclosed envelope so that your shares will be represented. If you are able to attend the meeting in person, you may revoke your proxy and vote your shares in person. If your shares are not registered in your own name and you would like to attend the meeting, please ask the broker, trust, bank or other nominee in whose name the shares are held to provide you with evidence of your beneficial share ownership. We look forward to seeing you at the meeting.

Sincerely,

Michael J. Hall
Chairman of the Board

Michael J. Caliel
President and
Chief Executive Officer

INTEGRATED ELECTRICAL SERVICES, INC.
1800 WEST LOOP SOUTH, SUITE 500
HOUSTON, TEXAS 77027

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held February 4, 2009

TO THE STOCKHOLDERS OF INTEGRATED ELECTRICAL SERVICES, INC.,

Notice is hereby given that the annual meeting of the stockholders of Integrated Electrical Services, Inc., a Delaware corporation (the “Company”), will be held at the Houston Marriott West Loop Hotel, 1750 West Loop South, Houston, Texas 77027, on Wednesday, February 4, 2009, at 10:00 a.m. Central Standard Time, for the following purposes:

1. To elect six directors to the Company’s Board of Directors to serve until the annual stockholders’ meeting held in 2010 and until their respective successors have been elected and qualified.

2. To ratify the appointment of Ernst & Young LLP, independent auditors, as the Company’s auditors for the fiscal year 2009.

3. To transact such other business as may properly come before the meeting or any adjournments thereof.

The holders of record of the Company’s Common Stock, par value $0.01 per share, at the close of business on December 15, 2008 are entitled to notice of, and to vote at, the meeting with respect to all proposals.

We urge you to promptly vote your shares by telephone, via the Internet, or by signing, dating and returning the enclosed proxy card by mail in the enclosed envelope, regardless of whether you plan to attend the meeting in person. No postage is required if mailed in the United States. If you do attend the meeting in person, you may withdraw your proxy and vote personally on all matters brought before the meeting.

By order of the Board of Directors

Curt L. Warnock
Senior Vice President, General Counsel and
Corporate Secretary

Houston, Texas
January 2, 2009

Important Notice Regarding the Availability of Proxy Materials for Shareholder meeting to be Held on February 4, 2009.

The Proxy Statement and 2009 Annual Report on Form 10-K are Available at http://annualmeeting.ies-co.com.

INTEGRATED ELECTRICAL SERVICES, INC.

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

WHEN AND WHERE IS THE 2009 ANNUAL MEETING OF STOCKHOLDERS BEING HELD?

The 2009 annual meeting of stockholders (the “Annual Meeting”) of Integrated Electrical Services, Inc., a Delaware corporation (the “Company”), will be held on Wednesday, February 4, 2009. The Annual Meeting will be held at 10:00 a.m. Central Standard Time, at the Houston Marriott West Loop Hotel, 1750 West Loop South, Houston, Texas 77027.

WHAT DATE WILL THE PROXY STATEMENT FIRST BE SENT TO THE STOCKHOLDERS?

The approximate date on which this proxy statement and the accompanying materials were first sent or given to stockholders was January 2, 2009.

WHO IS SOLICITING MY VOTE?

The accompanying proxy is solicited by the Company’s Board of Directors (the “Board”) for use at the Annual Meeting and any adjournments thereof.

HOW ARE VOTES BEING SOLICITED?

In addition to solicitation of proxies by mail, certain directors, officers, representatives and employees of the Company may solicit proxies by telephone and personal interview. Such individuals will not receive additional compensation from the Company for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Banks, brokers and other custodians, nominees and fiduciaries also will be reimbursed by the Company for their reasonable expenses for sending proxy solicitation materials to the beneficial owners of the capital stock of the Company.

WHO IS PAYING THE SOLICITATION COST?

The expense of preparing, printing and mailing proxy solicitation materials will be borne by the Company.

HOW MANY VOTES DO I HAVE?

Each share of the Company’s common stock, par value $0.01 per share (“Common Stock”), is entitled to one vote upon each of the matters to be voted on at the Annual Meeting.

HOW DO I VOTE?

You may vote by signing, dating and returning the enclosed proxy card in the enclosed envelope.

You may also vote by using a toll-free telephone number or the Internet. Instructions about these ways to vote appear on the proxy card. If you vote by telephone or Internet, please have your proxy card and control number available.

Votes submitted by mail, telephone or Internet will be voted at the Annual Meeting in accordance with the directions you provide the individuals named on the proxy; or if no direction is indicated, they will be voted in favor of the proposals set forth in the notice attached hereto.

CAN I CHANGE MY VOTE?

Any stockholder giving a proxy has the power to revoke it at any time before it is voted (i) by notifying us in writing of such revocation, (ii) by submitting a later dated proxy card or telephone or Internet vote, or (iii) by attending the Annual Meeting in person and voting in person. Notices to us should be directed to Curt L. Warnock, Senior Vice-President, General Counsel and Corporate Secretary, Integrated Electrical Services, Inc., 1800 West Loop South, Suite 500, Houston, Texas 77027. Stockholders who submit proxies and attend the Annual Meeting to vote in person are requested to notify Mr. Warnock at the Annual Meeting of their intention to vote in person at the Annual Meeting.

HOW ARE ABSTENTIONS AND BROKER NON-VOTES COUNTED?

Pursuant to the Company’s bylaws, shares not voted on matters, including abstentions and broker non-votes, will not be treated as votes cast with respect to those matters, and therefore will not affect the outcome of any such matter.

HOW MANY VOTES MUST BE PRESENT TO HOLD THE ANNUAL MEETING?

The presence, in person or by proxy, of at least a majority of the outstanding shares of Common Stock is required for a quorum.

DOES THE COMPANY HAVE A WEBSITE?

The Company has a website, http://www.ies-co.com, which contains additional information concerning the Company’s corporate governance practices.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

At the close of business on December 15, 2008, the record date for the determination of stockholders of the Company entitled to receive notice of, and to vote at, the Annual Meeting or any adjournments thereof, the Company had outstanding 14,632,741 shares of Common Stock.

The following table sets forth information with respect to the beneficial ownership of our Common Stock as of December 15, 2008 by:

•	each person who is known by us to own beneficially 5% or more of our outstanding Common Stock;

•	our named executive officers;

•	our directors; and

•	all of our executive officers and directors as a group.

Except as otherwise indicated, the person or entities listed below have sole voting and investment power with respect to all shares of our common stock beneficially owned by them, except to the extent this power may be shared with a spouse. Unless otherwise indicated, the address of each stockholder listed below is 1800 West Loop South, Suite 500, Houston, Texas 77027.

	Shares Beneficially
	Owned
Name of Beneficial Owner	Number	Percent

Charles H. Beynon(1)	7,340	*
Michael J. Caliel(2)	158,611	1.0
Michael J. Hall(3)	20,000	*
Joseph V. Lash(4)	0	*
Donald L. Luke	5,682	*
John E. Welsh III	11,400	*
Raymond K. Guba(5)	61,804	*
James A. Robertson(6)	31,467	*
Richard Nix	21,800	*
Johnny A. Menninga(7)	36,476	*
Directors and officers as a group (13 persons)	425,111	2.9
Jeffrey L. Gendell(4)	8,562,409	58.5
Royce & Associates(8)	1,112,856	7.6
Goldman, Sachs Asset Management(9)	757,279	5.2
Keeley Asset Management Corp.(10)	777,310	5.3

*	Less than one percent.

(1)	Mr. Beynon maintains margin securities accounts at brokerage firms, and the positions held in such margin accounts, which may from time to time include shares of Common Stock, are pledged as collateral security for the repayment of debit balances, if any, in such accounts. At December 15, 2008, Mr. Beynon held the shares described in such accounts.

(2)	Includes 66,667 shares of Company Common Stock underlying options which are exercisable within 60 days. Mr. Caliel maintains margin securities accounts at brokerage firms, and the positions held in such margin accounts, which may from time to time include shares of Common Stock, are pledged as collateral security for the repayment of debit balances, if any, in such accounts. At December 15, 2008, Mr. Caliel holds 2,000 shares of Common Stock in such accounts.

(3)	Mr. Hall maintains margin security accounts at brokerage firms, and the positions held in such margin accounts, which may from time to time include shares of Common Stock, are pledged as collateral security for the repayment of debit balances, if any, in the accounts. At December 15, 2008, Mr. Hall held the shares described in such accounts.

(4)	According to a Schedule 13D filed on November 10, 2008, Jeffrey L. Gendell (“Mr. Gendell”) is the managing member of Tontine Capital Management, L.L.C., a Delaware limited liability company (“TCM”), the general partner of Tontine Capital Partners, L.P., a Delaware limited partnership (“TCP”) and Tontine 25 Overseas Master Fund, L.P., a Cayman Islands limited partnership (“T25”). Mr. Gendell is the managing member of Tontine Capital Overseas GP, L.L.C., a Delaware limited liability company (“TCO”), the general partner of Tontine Capital Overseas Master Fund, L.P., a Cayman Islands limited partnership(“TMF”). Mr. Gendell is the managing member of Tontine Management, L.L.C., a Delaware limited liability company (“TM”), the general partner of Tontine Partners, L.P., a Delaware limited partnership (“TP”). Mr. Gendell is the managing member of Tontine Overseas Associates, L.L.C.; a Delaware limited liability company (“TOA”), the investment advisor of Tontine Overseas Fund, Ltd., a Cayman Islands exempt company (“TOF”). TCP and T25 share voting and dispositive power of 3,437,891 shares of the Company’s Common Stock. TMF and TCO share voting and dispositive power of 1,128,637 shares of the Company’s Common Stock. TM and TP share voting and dispositive power of 2,637,092 shares of the Company’s Common Stock. TOA and TOF share voting and dispositive power of 1,350,873 shares of the Company’s Common Stock. Mr. Gendell has sole voting and dispositive power of 7,916 shares of the Company’s Common Stock and shared voting and dispositive power of 8,554,493 shares of the Company’s Common Stock.

The principal business of TMF, TCP, TP and T25 is serving as a private investment limited partnership. The principal business of TCM is serving as the general partner of TCP and T25. The principal business of TCO is serving as the general partner of TMF. The principal business of TM is serving as the general partner of TP. The principal business of TOA is serving as the investment advisor of TOF. The address of the principal business and principal office of each of the above entities as well as Mr. Gendell is 55 Railroad Avenue, Greenwich, Connecticut 06830.

TCP, TP TOF and TMF maintain margin security accounts at brokerage firms on such firms’ usual terms and conditions. All or part of the shares of the Company’s Common Stock may from time to time be pledged with one or more banking institutions or brokerage firms as collateral for loans made by such banks or brokerage firms to these entities. Such loans bear interest at a rate based upon the broker’s call rate from time to time in effect. Such indebtedness may be refinanced with other banks or broker dealers. At December 15, 2008, these entities held the shares described in such accounts.

All the foregoing shares may be deemed to be beneficially owned by Mr. Gendell. Mr. Gendell disclaims beneficial ownership of the Company Common Stock reported above for purposes of Section 16(a) under the Securities Exchange Act of 1934, as amended or otherwise, except as to securities directly owned by Mr. Gendell or representing Mr. Gendell’s pro rata interest in, or interest in the profits of such entities.

Mr. Lash is a member of Tontine Associates, LLC and disclaims beneficial ownership of any shares of the Company’s Common Stock held by Mr. Gendell or any Tontine entity.

(5)	Includes 10,000 shares of Company Common Stock underlying options which are exercisable within 60 days. At December 15, 2008, Mr. Guba maintains a margin securities account at a brokerage firm, and the positions held in such account, which may from time to time include shares of Common Stock, are pledged as collateral security for the repayment of debit balances, if any, in such account. Mr. Guba holds 4871 shares of Common Stock in such account.

(6)	Includes 3,667 shares of Company Common stock underlying options which are exercisable within 60 days.

(7)	Includes 4,874 shares of Company Common Stock held indirectly in a Trust and 4,874 shares of Company Stock held indirectly in a trust of which his wife is trustee.

(8)	According to a Schedule 13G filed on January 29, 2008, Royce & Associates, LLC, a New York corporation, whose address is 1414 Avenue of the Americas, New York, NY 10019, has the sole voting and dispositive power for 1,112,856 shares of the Company’s Common Stock. The Schedule 13G states that Royce & Associates is an Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940.

(9)	According to a Schedule 13G filed on January 18, 2008, Goldman Sachs Asset Management, L.P. (“GSAM LP”), a Delaware entity, whose address is 32 Old Slip, New York, NY 10005, has sole voting power for 559,647 shares of the Company’s Common Stock, shares voting power for 33,000 shares of the Company’s Common Stock, sole dispositive power for 757,279 shares of the Company’s Common Stock and shared dispositive power for 33,000 shares of the Company’s Common Stock with an aggregate amount of beneficially owned of 790,279 shares of the Company’s Common Stock. GSAM LP, an investment advisor, disclaims beneficial ownership of any securities managed, on its behalf, by third parties.

(10)	According to a Schedule 13G filed on January 31, 2008, Keeley Asset Management Corp., an Illinois corporation, whose address is 401 South La Salle Street, Chicago, Illinois 60605, has the sole voting and dispositive power for 777,310 shares of the Company’s Common Stock. The Schedule 13G states that Keeley Asset Management Corp. is an investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E) under the Securities Exchange Act of 1934.

ELECTION OF DIRECTORS

GENERAL INFORMATION

The Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), and its bylaws provide that the number of members of the Board shall be fixed from time to time by the Board but shall not be less than one nor more than fifteen persons. The Board has set the number of directors at six. Directors hold office until the next annual meeting of stockholders and until their successors have been elected and qualified. Vacancies may be filled by recommendation from the Nominating and Governance Committee and a majority vote by the remaining directors.

It is the intention of the persons named in the accompanying proxy card to vote “FOR” the election of the nominees named below, unless a stockholder has directed otherwise or withheld such authority. The affirmative vote of holders of a plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to elect each director nominee.

If, at the time of or prior to the Annual Meeting, a nominee should be unable or decline to serve, the discretionary authority provided in the proxy may be used to vote for a substitute designated by the Board. The Board has no reason to believe that any substitute nominee will be required. No proxy will be voted for a greater number of persons than the nominees named herein.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED BELOW AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

Donald L. Luke*	Director since 2005

Donald L. Luke, 71, was Chairman and Chief Executive Officer of American Fire Protection Group, Inc., a private company involved in the design, fabrication, installation and service of products in the fire sprinkler industry from 2001 until April 2005. From 1997 to 2000, Mr. Luke was President and Chief Operating Officer of Encompass Services (construction services) and its predecessor company GroupMac. Mr. Luke held a number of key positions in product development, marketing and executive management in multiple foreign and domestic publicly traded companies. Mr. Luke also serves on the board of directors of American Fire Protection Group, Inc. and is a director of Cable Lock, Inc., which manages the affiliated Olshan Foundation Repair companies.

Charles H. Beynon*	Director since 2005

Mr. Beynon, 60, had been an independent consultant providing financial and advisory consulting services to a diverse group of clients since October 2002. From 1973 until his retirement from the firm in 2002, Mr. Beynon was employed by Arthur Andersen & Co, an accounting firm, including 19 years as a partner. He also currently serves as a director of Broadwind Energy, Inc. (a leading provider of component, logistics and services to the wind power and broader energy markets) and is a Certified Public Accountant.

Michael J. Hall*	Director since 2006

Mr. Hall, 64, served as President and Chief Executive officer of Matrix Service Company (construction, repair and maintenance of petroleum, petrochemical, and power infrastructure and bulk storage terminals) from March 2005 until his retirement in November 2006 at which time he was elected Chairman of the Board of Matrix. Mr. Hall was Vice President — Finance and Chief Financial Officer, Secretary and Treasurer of Matrix

from September 1998 until his temporary retirement in May 2004. He also has served as a director of Matrix since 1998. Mr. Hall is a member of the Board of Directors of Alliance G.P., LLC (the general partner of Alliance Holdings, G.P., L.P., a limited partnership which controls Alliance Resource Management G.P., LLC) and Chairman of its Audit Committee and a member of the Board of Directors of Alliance Resource Management G.P., LLC (the managing general partner of Alliance Resources Partners, L.P., a publicly traded limited partnership engaged in the production and marketing of coal), and Chairman of its Audit Committee.

John E. Welsh III*	Director since 2006

Mr. Welsh, 57, is President of Avalon Capital Partners, LLC, a private investment vehicle, a position he has held since January 2003. From October 2000 until December 2002, Mr. Welsh was Managing Director of CIP Management, LLC, the management entity for a series of venture capital partnerships affiliated with Rothchild, Inc., Mr. Welsh has been a director of General Cable Corp., a developer, designer, manufacturer, marketer and distributor of copper, aluminum and fiber optic wire and cable products, since 1997, and Non-Executive Chairman since 2001.

Joseph V. Lash*	Director since 2006

Mr. Lash, 46, has been a member of Tontine Associates, LLC, a private investment fund, since 2005. Tontine Associates, LLC is an affiliate of Jeffrey Gendell, the beneficial owner of 48% of the Company’s common stock as described in footnote 2 to the beneficial owner table under the section entitled “Security Ownership of Certain Beneficial Owners and Management” above. From 2002 through 2005, Mr. Lash served as a senior managing director of Conway, Del Genio, Gries & Co., LLC, a financial advisory firm. From 1998 through 2001, Mr. Lash was a Managing Director within the Global Mergers and Acquisitions Department of J.P. Morgan Chase, an investment banking firm. Mr. Lash is also a director of Exide Technologies (manufacturer of batteries) and Neenah Enterprises, Inc. (manufacturer of iron castings).

Michael J. Caliel	Director since 2006

Mr. Caliel, 49, has been President and Chief Executive Officer of the Company since July 2006. From 1993 until he joined the Company, Mr. Caliel was employed by Invensys, a global automation, controls and process solutions company, where he served in a variety of senior management positions, including his most recent position as President, Invensys Process Systems. Prior to becoming President of Invensys Process Systems, he served as President of its North America and Europe, Middle East and Africa operations from 2001 to 2003.

*	Denotes independent director

On February 14, 2006, the Company and all of its domestic subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division. On April 26, 2006, the Bankruptcy Court entered an order approving and confirming a plan of reorganization (the “Plan of Reorganization”) which became effective on May 12, 2006 (the “Plan Effective Date”). Pursuant to the Plan of Reorganization the Company’s bylaws were amended to require all directors be elected annually and reconstituted the Board to include the individuals listed above. Messrs. Beynon and Luke were first elected to the Board by the Board in 2005.

After reviewing all relevant facts and circumstances, the Board has affirmatively determined that Messrs. Luke, Beynon, Hall, Welsh and Lash are independent since they have no relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company), other than as shareholders and/or directors of the Company and in the case of Mr. Lash an affiliate of a lender. The review was undertaken on an individual director-by-director basis and did not involve a pre-set formula or minimum standard of materiality.

EXECUTIVE OFFICERS

Information with respect to the executive officers of the Company is included in the section titled “Executive Officers” in Part III of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Attendance at Meetings

It is the policy of the Board that all directors of the Company attend the Annual Meeting. All directors attended the Annual Meeting held on February 7, 2008.

During fiscal year 2008, the Board held 8 meetings of the full Board, and each member of the Board attended at least 94% of the aggregate number of meetings of the full Board and meetings of Board committees on which he served.

At regularly scheduled meetings of the Board, Mr. Hall, an independent non-executive Chairman, presided and an executive session was held without management directors present. Interested parties may make any concerns known to non-management directors by contacting the Company’s EthicsLine at 1-800-347-9550.

Stockholder Communications with the Board of Directors

Stockholders who wish to communicate directly with the Board may do so by writing to Integrated Electrical Services, Inc. Board of Directors, c/o Corporate Secretary, Integrated Electrical Services, Inc., 1800 West Loop South, Suite 500, Houston, TX 77027. Stockholders may also communicate directly with individual directors by addressing their correspondence accordingly.

The Company has adopted a code of business conduct and ethics which has been memorialized as part of the Company’s Legal Compliance and Corporate Policy Manual and can be found on the Company’s website at http://www.ies-co.com, under the Corporate Governance section. The manual is also available in print to any stockholder who requests it by contacting Curt L. Warnock, Senior Vice-President, General Counsel, and Corporate Secretary, Integrated Electrical Services, Inc., 1800 West Loop South, Suite 500, Houston, TX 77027.

The Nomination Process

The Nominating/Governance Committee of the Board, which, as described below, is composed entirely of independent directors, is responsible in accordance with its charter for establishing standards for members of the Board and overseeing the performance evaluation of the Board and its members. Based upon such evaluations, the Nominating/Governance Committee recommends to the Board whether existing members should be nominated for new terms or replaced and whether more or fewer members are appropriate.

The Board, with the assistance of the Nominating/Governance Committee, establishes criteria for the selection of new members. The basic criteria are found in the Company’s Corporate Governance Guidelines under “Core Competencies of the Board”. At any given time, in order to maintain a proper balance of expertise, individuals with particular skills may be favored over other candidates who lack such skills but otherwise possess a core competency.

Additional attributes may include a candidate’s character, judgment, and diversity of experience, business acumen, ability to act on behalf of the stockholders, governmental or community service, a positive record of achievement and a willingness to devote sufficient time to carrying out the duties and responsibilities of Board membership. Candidates must be capable of working with the entire Board and contributing to the overall Board process. Since a majority of the Board is to be independent of management, consideration is also given as to whether or not the individual is independent in accordance with the Company’s Corporate Governance Guidelines and the rules and regulations of the Nasdaq Global Market System (“Nasdaq”) and the Securities and Exchange Commission (the “SEC”).

When there is an opening or anticipated opening for a director position, Board members are asked to submit recommendations. Outside sources or third parties may be used to find potential candidates and similarly outside sources and third parties may be used to evaluate or assist in evaluating nominees brought to the attention of the Nominating/Governance Committee. Should the Company use the services of a third party, it would expect to pay a fee for such services.

The Nominating/Governance Committee will also consider director candidates recommended by stockholders. Such candidates will be evaluated using the same criteria and standards described above. Any such recommendation must be sent in at the address set forth under the Corporate Governance Guidelines below, not later than 80 days prior to the date of the Annual Meeting. In the event that the date of such Annual Meeting was not publicly announced by the Company by mail, press release or otherwise more than 90 days prior to the Annual Meeting, notice by the stockholder to be timely must be delivered to the Corporate Secretary of the Company not later than the close of business on the tenth day following the day on which such announcement of the date of the Annual Meeting was communicated to the stockholders. The recommendation should also provide the reasons supporting a candidate’s recommendation, the candidate’s qualifications, the candidate’s consent to being considered as a nominee and a way to contact the candidate to verify his or her interest and to gather further information, if necessary. In addition, the stockholder should submit information demonstrating the number of shares he or she owns, the name and address of the stockholder, a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, and such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, by the Board. Stockholders who themselves wish to nominate an individual to the Board must follow the advance notice requirements and other requirements of the Company’s bylaws.

CORPORATE GOVERNANCE GUIDELINES

The Company’s management and Board are committed to conducting business consistent with good corporate governance practices. To this end, the Board has established a set of Corporate Governance Guidelines which reflect its view in how to help achieve this goal. These guidelines, which may be amended and refined from time to time, are outlined below and may also be found on the Company’s website at http://www.ies-co.com, under the Corporate Governance section. The guidelines are also available in print to any stockholder who requests them by contacting Curt L. Warnock, Senior Vice President, General Counsel and Corporate Secretary, Integrated Electrical Services, Inc., 1800 West Loop South, Suite 500, Houston, TX 77027.

Directors

Core Competencies of the Board

In order to adequately perform the general corporate oversight responsibilities assumed by the Board, the Board as a whole should possess the following competencies:

Accounting & Finance — The Board should have one or more members who are experienced in accounting and finance matters.

Management — In order to oversee the Company’s management team, the Board should have one or more directors who have experience as a Chief Executive Officer, a Chief Operating Officer or possess similar significant operating experience.

Industry Knowledge — While the theory of management is important, it is essential that the Board have one or more members with extensive hands-on practical relevant industry-specific knowledge.

Long-Range Strategy — In addition to monitoring the Company’s performance in the present, the Board should have one or more members with the skills to look to the future and provide direction for stability and growth.

Independence of the Board

A majority of the Board shall be independent of management. An independent director must meet the standards imposed by the SEC and NASDAQ.

Committees

The Board has established the Audit, Human Resources and Compensation, and Nominating/Governance Committees to assist in the performance of its functions of overseeing the management and affairs of the Company.

The Audit, Human Resources and Compensation, and Nominating/Governance Committees are composed entirely of independent directors under current Nasdaq standards, have written charters, and have the authority to retain and compensate counsel and experts. Copies of the charters may be found on the Company’s website, http://www.ies-co.com under the Corporate Governance section. The charters are also available in print to any stockholder who requests them by contacting Curt L. Warnock, Senior Vice President, Law, General Counsel and Corporate Secretary, Integrated Electrical Services, Inc., 1800 West Loop South, Suite 500, Houston, TX 77027.

Audit Committee

The Audit Committee, which met 6 times during fiscal year 2008, is comprised of Messrs. Beynon (Chairman), Hall and Welsh. Pursuant to its written charter, the Audit Committee assists the Board in:

•	fulfilling its responsibility to oversee management’s preparation of, and the integrity of, the financial statements of the Company;

•	monitoring the qualifications, independence and performance of the Company’s internal and independent auditors;

•	monitoring the compliance by the Company with legal and regulatory requirements; and

•	preparing the report that SEC rules require be included in the Company’s annual proxy statement.

In fulfilling these duties, the Audit Committee generally:

•	reviews the annual financial statements with management and the independent auditor;

•	recommends to the Board whether the Company’s annual audited financial statements and accompanying notes should be included in the Company’s Annual Report on Form 10-K;

•	reviews with management and the independent auditor the effect of regulatory and accounting initiatives as well as contingent liabilities and off-balance sheet structures, if any, on the Company’s financial statements;

•	reviews with management and the independent auditor the Company’s quarterly financial statements filed in its Quarterly Reports on Form 10-Q;

•	discusses periodically with Company management the Company’s major financial risk exposure and steps implemented to monitor and control the same;

•	reviews major changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management;

•	has the sole authority to engage, oversee and evaluate the performance of, and, when the Audit Committee determines it to be appropriate, terminate the Company’s independent auditor, approve all audit engagement fees and terms and approve all significant non-audit engagements, if any, with the independent auditor. The independent auditor reports directly to the Audit Committee;

•	reviews the independence of the independent auditor, giving consideration to the range of audit and non-audit services performed by the independent auditor;

•	reviews periodically (i) the experience, qualifications and performance of the senior members of the Company’s internal auditing team and (ii) the internal audit activities, staffing and budget;

•	reviews significant reports to management, prepared in connection with internal audits and management’s responses;

•	reviews with the independent auditor any problems or difficulties the auditor may encounter and any management letter provided by the auditor and the Company’s response to that letter;

•	advises the Board with respect to the Company’s policies and procedures regarding conflicts of interest and compliance with material laws and regulations;

•	reviews legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or government agencies; and

•	reviews procedures (i) to handle complaints regarding the Company’s accounting practices, internal controls or auditing matters and (ii) to permit confidential anonymous submission to the Audit Committee of concerns by employees regarding accounting or auditing matters.

The Audit Committee’s role does not provide any special assurance with regard to the Company’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent registered public accounting firm.

Human Resources and Compensation Committee

The Human Resources and Compensation Committee, which met 12 times during fiscal year 2008, is comprised of Messrs. Luke (Chairman), Beynon and Hall. Pursuant to its written charter, the Human Resources and Compensation Committee assists the Board in:

•	discharging its responsibilities relating to compensation of Company executives; and

•	producing an annual report on executive compensation for inclusion in the Company’s annual proxy statement.

In fulfilling these duties, the Human Resources and Compensation Committee generally:

•	establishes the Company’s compensation philosophy and ensures that the compensation program is aligned with the Company’s objectives and consistent with the interest of the Company’s stockholders;

•	reviews and approves new compensation plans;

•	evaluates the performance of the Chief Executive Officer in conjunction with the other independent members of the Board and determines the compensation for the Chief Executive Officer;

•	reviews salaries, salary increases and other compensation of executive officers and evaluates the competitiveness of total compensation levels for executives;

•	receives recommendations regarding the selection of officers and key employees for participation in incentive compensation plans and regarding the establishment of performance goals and awards for those officers and key employees who participate in such incentive plans;

•	reviews and monitors benefits under all employee plans of the Company;

•	reviews and approves incentive compensation and equity based plans; and

•	evaluates, periodically, compensation paid to outside members of the Board, including monitoring the competitiveness and composition of director compensation.

Additional information on the Human Resources and Compensation Committee’s processes and procedures for considerations of executive compensation are addressed in the Compensation Discussion and Analysis below.

Nominating/Governance Committee

The Nominating/Governance Committee, which met 4 times during fiscal year 2008, is comprised of Messrs. Welsh (Chairman), Hall, Luke and Lash. Pursuant to its written charter, the Nominating/Governance Committee assists the Board in:

•	establishing standards for Board and committee members and overseeing the performance of the Board and its members;

•	making recommendation to the Board with respect to the management organization of the Company;

•	establishing criteria to select new directors and recommending to the Board a process for orientation of new Board or committee members;

•	identifying individuals qualified to become members of the Board and recommending same to the Board as nominees to fill any existing or expected vacancy;

•	evaluating the Company’s corporate governance procedures and recommending to the Board changes that the Nominating/Governance Committee deems appropriate; and

•	reviewing and addressing conflicts of interest of directors and executive officers and the manner in which any such conflicts are to be resolved.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Company has adopted a written Related Person Transaction Policy that addresses the reporting, review and approval or ratification of transactions with related persons. The Company recognizes that related person transactions can involve potential or actual conflicts of interest and pose the risk that they may be, or be perceived to have been, based on considerations other than the Company’s best interest. Accordingly, as a general matter, the Company seeks to avoid such transactions. However, the Company recognizes that in some circumstances transactions between related persons and the Company may be incidental to the normal course of business or provide an opportunity that it is the best interests of the Company to pursue or that is not inconsistent with the best interests of the Company and where it is not efficient to pursue an alternative transaction. This policy therefore is not designed to prohibit related person transactions; rather, it is to provide for timely internal reporting of such transactions and appropriate review, oversight and public disclosure of them.

The policy supplements the provisions of the Company’s Legal Compliance and Conflict of Interest Policy concerning potential conflict of interest situations. With respect to persons and transactions subject to the policy, the procedures for reporting, oversight and public disclosure apply. With respect to all other potential conflict of interest situations, the provisions of the Company’s Legal Compliance and Conflict of Interest Policy continue to apply.

The policy applies to the following persons (each a “Related Person” and, collectively, “Related Persons”):

•	Each director or executive officer of the Company

•	Any nominee for election as a director of the Company

•	Any security holder who is known to the Company to own of record or beneficially more than five percent of any class of the Company’s voting securities; and

•	Any immediate family member of any of the foregoing persons.

A transaction participated in by the Company with a company or other entity that employs a Related Person or is controlled by a Related Person, or in which a Related Person has an ownership of financial interest material to such Related Person, shall be considered a transaction with a Related Person for purposes of this policy. For purposes of the policy, “related person transaction” means a transaction or arrangement or series of transactions or arrangements in which the Company participates (whether or not the Company is a party) and a Related Person has a direct or indirect interest material to such related Person. A transaction in which a subsidiary any other company controlled by the Company participates shall be considered a transaction in which the Company participates.

Except as otherwise provided in the policy (including any delegation of review and approval authority), any (i) director, nominee as a director or executive officer who intends to enter into a related person transaction shall disclose the intention and all material facts with respect to the transaction to the Audit Committee of the Board (the “Committee”) and (ii) any officer or employee of the Company who intends to cause the Company to enter into any related person transaction shall disclose that intention and all material facts with respect to the transaction to his or her superior, who shall be responsible for seeing that such information is reported to the Committee. If a member of the Committee has an interest in a related person transaction and, after such Committee member excusing himself or herself from consideration of the transaction there would be fewer than two members of the Committee available to review the transaction who do approve the transaction, the transaction shall be reviewed by an ad hoc committee of at least two independent directors designated by the Board (which shall be considered “the Committee” for this purpose.

The Committee will review all related person transactions and approve such transactions in advance of such transaction being given effect. At the discretion of the Committee, consideration of a related person transaction may be submitted to the Board. All related person transactions shall be publicly disclosed to the extent and in the manner required by applicable legal requirements and listing standards. The Committee may determine that public disclosure shall be made even where it is not so required where the Committee considers such disclosure to be in the best interests of the Company and security holders.

On December 12, 2007, the Company entered into the Note Purchase Agreement (the “Note Purchase Agreement”) with Tontine Capital Partners, L.P. (“Tontine”). Tontine, together with its affiliates, owns approximately 59.2% of the Company’s outstanding Common Stock. Joseph V. Lash, a member of Tontine Associates, LLC, an affiliate of Tontine, is a member of the Company’s Board of Directors. Pursuant to the Note Purchase Agreement, the Company agreed to sell Tontine $25 million aggregate principal amount of its 11% Senior Subordinated Notes due 2013 (the “Note”). The Note Purchase Agreement contains customary representations and warranties of the parties and indemnification provisions whereby the Company agreed to indemnify Tontine against certain liabilities. The closing of the sale of the Note occurred on December 12, 2007. The Note was not registered under the Securities Act of 1933, as amended (the “Securities Act”), and was sold to Tontine on a private placement basis in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. The Company issued the Note, which bears interest at 11% per annum on the principal amount from December 12, 2007, payable quarterly in arrears in cash or in kind on March 31, June 30, September 30 and December 31 of each year, beginning on December 31, 2007. The Note will mature on May 15, 2013. The Note is an unsecured obligation of the Company and ranks junior to all senior obligations of the Company, including its obligations under the Loan and Security Agreement, dated may 12, 2006, as amended, with Bank of America, N.A. as collateral and administrative agent, and the lenders party thereto. In approving this transaction the Company’s Board of Directors took into account Mr. Lash’s relationship with Tontine and believed that the transaction was in the best interests of the Company and its stockholders. As of December 31, 2008, the Company had paid an aggregate of $2,207,534 in interest payments on the Note and $25 million remained outstanding under the Note. As of December 31, 2008, the Company has paid no principal on the Note.

REPORT OF THE AUDIT COMMITTEE

Designation of the Audit Committee Financial Expert

All members of the Committee are financially literate. The Board has designated Mr. Beynon as the “audit committee financial expert” and he qualifies under the rules and regulations of the SEC and NASDAQ.

Establishment of Policies and Procedures

The Audit Committee has overseen the establishment of a number of policies and procedures which are intended to facilitate the reporting and disclosure of improper activities as well as to clearly define the use of the Company’s independent auditors for non-audit purposes.

•	The Company maintains the EthicsLine which allows employees to report, on an anonymous basis, occurrences of financial abuse, fraud, theft, or discrimination. Complaints are forwarded to the Senior Vice President, Law who in turn informs the Audit Committee.

•	The Company has established a Code of Ethics for Financial Executives, a copy of which may be found on the Company’s website, at http://www.ies-co.com. A copy of the Code is also available in print to any stockholder who requests it by contacting Curt L. Warnock, Senior Vice President, General Counsel, and Corporate Secretary, Integrated Electrical Services, Inc. 1800 West Loop South, Suite 500, Houston, TX 77027. The Code of Ethics applies to the Chief Executive Officer, the Chief Financial Officer, and the Chief Accounting Officer and reflects the Company’s commitment to the highest standards of personal and professional integrity.

•	The Audit Committee has established a policy of requiring pre-approval by the Audit Committee of all but de minimus use of the independent auditors for non-audit services with the exception of the following (each of which the Audit Committee has pre-approved):

consultation on routine matters (if necessary) in the amount of $50,000, registration statement (if necessary) in the amount of $50,000, tax matters (if necessary) in the amount of $50,000 and EY/online in the amount of $3,500.

provided, however, that the Audit Committee must be promptly informed of any of the above uses of the independent auditor.

Review of the Company’s Audited Financial Statements for the Fiscal Year Ended September 30, 2008

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended September 30, 2008 with Company management. The Audit Committee has discussed with Ernst & Young LLP, the Company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee has discussed with the independent auditors the auditors’ independence from management and the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008 for filing with the SEC. The Audit Committee has also named Ernst & Young LLP to serve as the Company’s independent auditors for fiscal year 2009, subject to stockholder ratification.

Audit Committee
Charles H. Beynon (Chairman)
Michael J. Hall
John E. Welsh III

AUDIT FEES

Ernst & Young LLP billed the Company fees as set forth in the table below for (i) the audit of the Company’s 2007 and 2008 annual financial statements, reviews of quarterly financial statements and services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements, (ii) assurance and other services reasonably related to the audit or review of the Company’s 2007 and 2008 financial statements, (iii) services related to tax compliance, tax advice and tax planning for fiscal years 2007 and 2008, and (iv) all other products and services it provided during fiscal years 2007 and 2008.

	Fiscal Year	Fiscal Year
	2007	2008

Audit	$2,769,675	2,354,801
Audit Related	—	—
Tax Fees	30,000	—
All Other Fees	3,500	1,624

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Role of the Compensation Committee

The Human Resources and Compensation Committee (the “Committee”) of the Board of Directors, which is comprised entirely of independent Directors, is responsible for ensuring that the Company’s executive compensation policies and programs are competitive within the markets in which the Company competes for talent and reflect the long-term investment interests of our stockholders. The Committee reviews and approves the compensation levels and benefits programs for Named Executive Officers (“NEOs”).

In the summer of 2007 the Committee retained Longnecker & Associates, an independent compensation consultant. The consultant reports directly to the Committee. The compensation consultant advises the Committee on current and future trends and issues in executive compensation, and consults on the competitiveness of the compensation structure and levels of NEOs. The NEOs are the executives who appear in the compensation tables of this Proxy Statement.

The NEOs in this Proxy Statement are:

•	Michael J. Caliel, President and CEO

•	Raymond K. Guba, Senior Vice President, Chief Financial Officer and Chief Accounting Officer

•	James A. Robertson, Group Vice President

•	Richard A. Nix, Group Vice President

•	Johnny A. Menninga, Group Vice President

The Company’s Human Resources Department staff and Chief Executive Officer provided additional analysis and counsel as requested by the Committee. You can learn more about the Committee’s purpose, responsibilities, and structure by reading the Committee’s charter which can be found in the Corporate Governance section of the Company’s website at http://www.ies-co.com

The following is a more detailed discussion of the results of the actions taken in the fiscal 2008 and first quarter of fiscal 2009 and the reasons for such actions.

Compensation Objectives

All of IES’ compensation and benefits for its NEOs described below have as a primary purpose the Company’s need to attract, retain and motivate the highly talented individuals who will engage in the behaviors necessary to enable the Company to succeed in its mission while upholding our values in a highly competitive marketplace. In order to best achieve these objectives, the compensation program, which is comprised of salary, benefits, and incentive opportunity is designed to:

•	Be competitive. The program design and levels are set considering the practices of similar companies with which the Company competes for talent.

•	Drive results. The program emphasizes variable, at-risk incentive award opportunities which are payable if specified goals are achieved. The largest part of the incentive award for NEOs is focused on long-term performance. The Company provides both annual and long-term incentive award opportunities which depend on Company performance. These at risk incentives represent approximately 65%-75% of the NEOs’ targeted total direct compensation while base salary represents the remaining 25-35%.

•	Reward individual performance. Salary, annual awards, and long-term incentive awards are based on an individual’s job level and performance against specified financial, operational, strategic and safety goals (as appropriate to the individual’s position). Also considered are Company performance, the desired pay relationships among executive employees, and market practices.

•	Emphasize stock ownership. Long-term incentive awards are delivered as equity awards to senior executives. They are required to maintain a minimum level of stock ownership to encourage managing from an owner’s perspective and to better align their financial interests with those of the stockholders. NEOs are expected to own Company stock with a value equal to between two to three times their annual salary. For further information, please refer to the Executive Stock Ownership Guidelines discussion below.

The Committee believes these principles will reward and incent management to deliver increasing stockholder value over time, and help the Company attract and retain top executive talent.

Market Benchmarking

The Company benchmarks its executive compensation programs against those of a group of companies with which the Company competes for executive talent (the “Survey Group”). The Survey Group consisted of four “Industry Peer Group” companies and “General Industry” companies regressed from Construction and Engineering industries with annual revenues of approximately $950 million. In addition, the compensation consultant utilized published survey compensation data from the following sources:

•	Economic Research Institute, ERI Executive Compensation Assessor

•	Watson Wyatt, Top Management Compensation — Industry Report

•	Watson Wyatt, Top Management Compensation — Regression Analysis Report

•	World at Work, Total Salary Increase Budget Survey

•	William Mercer, Executive Compensation Survey

•	PAS Publications, 2007 Executive Compensation Survey for Contractors

The Committee, working with the compensation consultant, established a list of industry peer companies in 2007 that were comparable based on revenues and market capitalization. The Industry Peer Group 2007 proxy materials were used to evaluate the competitive posture of the Company’s executive compensation levels relative to the marketplace. The peer companies chosen had a revenue range within twenty-five percent of the Company’s revenue. The peer companies chosen were selected from the electrical contracting services industry as well as other cyclical industries, as the Company competes for executive talent from a much broader spectrum. The companies comprising the Industry Peer Group for this initial survey were:

•	Comfort Systems U.S.A.

•	Dycom Industries, Inc.

•	MasTec, Inc.

•	Pike Electric Corporation

The Committee intends to utilize independent consultants on a bi-annual basis to perform a thorough review of in order to update benchmarks. The peer group that will be utilized for the next review was expanded in October 2008 to include the original four companies as well as the addition of Black Box Corp., Layne Christensen Corp., Matrix Service Co., Quanta Services, Inc., Tetra Tech Inc., and Willbros Group, Inc.

Compensation in total is targeted by the Company at the median compensation levels of the Survey Group for similar jobs giving due consideration to individual elements. An individual executive’s base salary, annual incentive and long-term incentives are established after considering the following factors:

•	The Company’s performance against financial measures including earnings before interest and taxes, total stockholder return, economic profit, cash flow management, operating income and cost management discipline and safety performance.

•	The Company’s performance relative to goals approved by the Committee.

•	Individual performance versus personal performance goals and contributions to Company performance.

•	Total compensation targets for specific job positions set at the median of the Survey Group.

•	Business climate, economic conditions and other factors.

The CEO develops pay recommendations for Company executive officers including the NEOs based on the market data, the Company’s performance relative to goals approved by the Committee, individual performance versus personal goals and individual contributions to the Company’s performance and market conditions. The CEO received assistance with compensation analysis from the Company’s Senior Vice President of Human Resources as well as the compensation consultant.

The Committee reviews and approves all compensation elements for the executive officers and sets the compensation of the CEO after receiving advice from the compensation consultant. The compensation consultant provides advice to the Committee after reviewing the Survey Group data, compensation levels, and general trends in executive compensation. The Committee also has discretionary authority to increase or decrease recommended compensation for the CEO.

In addition to benchmarking compensation levels, the Committee also reviews tally sheets for the NEOs modeling all aspects of compensation (base salary, annual incentive awards, long-term incentives, benefits and perquisites) which are utilized as the targeted overall compensation level.

Compensation Elements

Presented below are the key characteristics of the primary elements of the NEO’s compensation.

Compensation Element	Key Characteristics

Base Pay (Fixed)	• Fixed component of pay based on an individual’s skills, responsibilities, experience and performance.
• NEOs, as well as all other salaried employees, are eligible for annual increases based on performance, experience and/or changes in job responsibilities.
Annual Incentive Award (Variable-“at risk”)	• Variable cash component of pay.
• Reward for achieving specified financial, operational, strategic, safety and individual goals.
Long-term Incentives (Variable-“at risk”)	• Variable equity component of pay.
• Reward for long-term stockholder value creation.
• The value realized by the awardee is based on achievement of multi-year performance against pre-determined performance criteria set by the Committee.
• Retention of the individual.
Executive Benefits & Perquisites	• NEOs are eligible to participate in certain programs that are part of our broad-based total compensation program. Refer to the Perquisites section discussed below.
Other Benefits (Health and welfare)	• NEOs are eligible to participate in benefits programs that are available to substantially all salaried employees which provide for basic life, disability and health insurance needs.

All compensation elements are cash-based, except for long-term incentives which are solely equity-based (and have a value related to the price of Company Common Stock) and other benefits.

Base Pay

The Committee, in conjunction with the other independent Directors, evaluates the CEO’s performance annually in light of established corporate and personal goals and objectives. NEO salary levels and adjustments are recommended by the CEO and reviewed and approved by the Committee. Changes in base salary for the CEO and NEOs is based on responsibility, experience, the external market for similar jobs, the individual’s current salary compared to the market, and success in achieving business results.

Annual Incentive Award

The Annual Incentive Award for NEOs is based on performance results for the fiscal year. For fiscal year 2008, there were two parts to the Annual Incentive Award Program for NEOs, a Company component and an individual component:

•	Company component: Achievement of annual operating income, cash flow, and safety targets. These targets are developed as an integral part of the Company’s operating plan discussed below under Long-Term Incentives.

•	Individual component: Attainment of individual goals linked to the Company’s financial success and strategic vision.

Individual target award opportunities vary by job level and are based on the competitive annual bonus practices of the Survey Group. Actual Incentive Award payouts are determined following completion of the plan year based on performance relative to goals as determined by the Committee.

Pursuant to the Annual Incentive Plan, Messrs. Caliel, Guba, Robertson, Nix and Menninga are eligible to receive targeted payout of 100 percent, 75 percent, 100 percent, 100 percent and 100 percent, respectively, of the amount of their annual base salary in cash in fiscal year 2008 with 200% of target being the maximum payout. Final awards are subject to discretionary adjustment downward or upward based upon individual performance considerations in amounts not to exceed 25 percent of the award. The performance review is based upon the attainment of individual goals and objectives established for the plan year which are discussed with the individual. The CEO established individual goals for the other NEOs subject to review and ratification by the Committee. The Committee has the sole discretion to increase or decrease the annual incentive award made to the CEO.

A minimum threshold performance of 90% against the performance target must be achieved before any incentive is payable. During fiscal 2008, the Company realized annual operating income which was 65.6% below the threshold requirement to earn an incentive for this Plan component. In addition, the Company realized operating cash flow was 22.9% below the threshold requirement to earn an incentive for this Plan Component and therefore no incentive awards were made to Messrs. Caliel or Guba. The award opportunities for Messrs. Robertson, Nix and Menninga are based one half on corporate performance and one half on the performance of the business segments for which they are responsible. Messrs. Robertson and Nix received an award, but Mr. Menninga did not. These awards are discussed under the individual explanations below. Messrs. Caliel and Guba were granted discretionary incentive awards as discussed below.

On December 10, 2008, The Committee approved the Fiscal Year 2009 Annual Management Incentive Plan (the “Management Incentive Plan”). The Management Incentive Plan provides for an incentive compensation pool for certain key employees and officers of the Company and is based upon the Company’s achievement of its annual operating income and cash flow targets. These targets are developed as an integral part of the Company’s Operating Plan. Pursuant to the Management Incentive Plan, Messrs. Caliel, Guba, Robertson and Nix are eligible to receive a target payout of 100 percent, 75 percent, 100 percent and 100 percent respectively, of the amount of their annual base salary in cash. Mr. Menninga no longer participates in this plan in light of his new position discussed below. Failure to reach 90 percent of the target amount will result in no payout while achieving 120 percent of the target amount will result in a doubling of the payout. At the Committee’s discretion, the final awards are subject to adjustment downward or upward in amounts not to exceed 25 percent of the award based upon the individual’s performance considerations. The performance review of Mr. Caliel is based upon the attainment of individual goals and objectives established for Mr. Caliel as discussed below. The other NEOs will be reviewed based upon their performance in assisting Mr. Caliel in his efforts. The Committee has the sole discretion to increase or decrease the annual incentive award made to the CEO. The Committee has the right, in its sole discretion, to reduce or eliminate the amount otherwise payable based upon individual performance or any other factors the Committee deems appropriate.

Also on December 10, 2008, the Committee established the goals and objectives upon which Mr. Caliel will be evaluated in fiscal year 2009. These goals include a reduction of the Company’s safety total recordable incident rate and continuing efforts to strengthen the safety culture, the achievement of revenue growth targets and an overall recruiting and retention of high potential employees and key talent while setting the tone at the top of the Company. These goals are based upon the Company’s 2009 Operating Plan. The other NEOs will be evaluated on their contribution towards achievement of the above goals plus the achievement of 2 to 3 individual goals set during the annual performance review process.

Long-Term Incentives

On November 12, 2007, a Long Term Incentive Plan “LTIP” was established for certain Company officers and certain of its subsidiaries to foster and promote the long term financial success of the Company and increase stockholder value by (a) strengthening the Company’s ability to develop, maintain and retain effective senior management; (b) motivating superior performance by means of long term performance related incentives linked to business performance; (c) encouraging and providing for ownership interests in the Company by its senior management; (d) attracting and retaining qualified senior management personnel by providing incentive compensation opportunities competitive with comparable companies; and (e) enabling senior management to participate in the long term financial growth and financial success of the Company. The first performance period under this Plan commenced on October 1, 2007 and will end on September 30, 2009. The second performance period commenced on October 1, 2008 and will end on September 30, 2010. New performance periods shall commence on October 1st of each successive fiscal year. The Committee may, in its sole discretion, establish the duration of the performance period, provided such period may not be less than one year.

Each year the Committee intends to establish in writing the performance goals for the next performance period, which may include any of the following performance criteria (either alone or in any combination) as the Committee may determine: return on net assets, sales, net asset turnover, cash flow, cash flow from operations, operating profit, net operating profit, income from operations, operating margin, net income margin, net income, return on total assets, return on gross assets, return on total capital, earnings per share, working capital turnover, economic value added, shareholder value added, enterprise value, receivables growth, earnings to fixed charges ratios, safety performance, customer satisfaction, customer service, or developing and/or implementing action plans or strategies. The foregoing criteria shall have any reasonable definitions that the Committee may specify at the time such criteria are adopted. Any such performance criterion or combination of such criteria may apply to a participant’s award opportunity in its entirety, or to any designated portion or portions of the award opportunity, as the Committee may specify.

Each executive that participates in the plan is entitled to an award each year based on a percentage of his annual base salary rate in effect on the first day of the performance period. One half of the award is payable as a retention component in the form of restricted stock which cliff vests in three years from the grant date. The remaining one-half of the award is in the form of phantom shares which vests based on the achievement of predetermined earnings per share targets over a two year measurement period. The vested phantom shares are converted into restricted stock which cliff vests on September 30th, one year later.

On November 12, 2007, the Committee approved the Long Term Incentive Plan for Fiscal 2008. Pursuant to the terms of the Long Term Incentive Plan the Committee approved the grant of restricted stock awards pursuant to the Company’s 2006 Amended and Restated Equity Incentive Plan to each NEO and certain other executives. Messrs. Caliel, Guba, Robertson, Nix and Menninga received 18,500 and 11,100, 8,000, 7,400,and 5,300 shares, respectively, with 26,100 shares received by other individuals. These shares vest at the end of the three-year period commencing November 12, 2007. The Committee also granted Messrs. Caliel, Guba, Robertson, Nix and Menninga phantom share awards (the “Phantom Share Awards”) under the Plan in the target amount of 18,500 11,100, 8,000, 7,400 and 5,300 respectively, with additional individuals receiving 26,100 Phantom Share Awards. These awards are subject to the attainment by the Company of target earnings per share over the time period from October 1, 2007 through September 30, 2009. It is anticipated that the earnings per share targets, which are derived from the Company’s Operating Plan will be difficult to achieve in light of the Company’s ongoing consolidation efforts relating to the restructuring program, competitive factors, general economic conditions, management changes and material weakness in the accounting area. Failure to meet a minimum threshold of 75 percent of the amount of earnings would result in no payment and exceeding the target by 140% would result in up to 200 percent payment. Payment of the Phantom Share Awards would be in the form of an equal amount of shares of restricted stock with the restrictions lapsing on September 30, 2010.

It is the Committee’s current intention that it will only grant up to 1.25 percent of the Company’s outstanding Common Stock in any one year for retention and incentive awards and may utilize cash or other compensatory arrangements for these purposes. For fiscal year 2009 the Committee granted a combination of shares of restricted Common Stock (the “Restricted Stock”) under the Company’s 2006 Amended and Restated Equity Incentive Plan and a potential cash bonus depending upon the Company’s performance over the Fiscal 2009-2010 time period (the “Long Term Incentive Program”)

On December 10, 2008, the Committee granted Messrs. Caliel, Guba, Robertson, Nix and Menninga 40,800, 22,500, 12,300, 14,400 and 12,300 shares of restricted stock, respectively, which vests on September 30, 2011 and additional officers received an aggregate of 63,700 shares of restricted stock which vest the same date. In addition, the Committee authorized a cash bonus equal to 87.5 percent of Mr. Caliel’s annual base salary and cash bonuses of 75 percent, 50 percent, 50 percent and 50 percent or $495,714, $273,675, $150,309, $174,752 and $150,309 respectively. The Committee authorized an aggregate amount of $775, 146 for additional officers. The payment of these cash bonuses is contingent upon the Company’s attainment of target earnings per share (“EPS”) over the time period from October 1, 2008 through September 20, 2010 and would be payable, to the extent earned, on September 30, 2011. It is anticipated that the EPS targets, which are derived from the Company’s operating plan, a proprietary document which outlines the Company’s operational strategies for competing in the highly competitive electrical contracting industry (the “Operating Plan”), will be a challenge to achieve in light of the anticipated difficult 2009-2010 economic climate. The disclosure of actual targets would provide earnings guidance, which the Company does not do. Failure to meet a minimum threshold of 75 percent of the target EPS would result in no payment and exceeding the target EPS would result in up to 200 percent payment.

Upon vesting and delivery of restricted stock the awardees are taxed at applicable income tax rates and the Company receives a corresponding tax deduction.

Compensation and Awards made by the Compensation Committee

Set forth below is information regarding compensation earned by or paid or awarded to the following Senior Executives of the Company during the year ended September 30, 2008: (i) Michael J. Caliel, President and Chief Executive Officer; (ii) Raymond K. Guba, who is our Senior Vice President, Chief Financial Officer; and (iii) James A. Robertson, who is our Group Vice President for IES Industrial; (iv) Richard A. Nix, who is our Group Vice President for IES Residential and (v) Johnny A. Menninga, who during the fiscal year 2008 was our Group Vice President for IES Commercial.

Chief Executive Officer.  Michael J. Caliel is the Company’s President and Chief Executive Officer.

In accordance with the Committee’s total compensation guidelines for Senior Executives in 2007, Mr. Caliel’s total compensation (excluding one-time signing bonus) was equal to 88% of the median of the total compensation for chief executive officers in the Survey Group. In keeping with the Company’s philosophy of paying executives at the median level of the Peer Group the Board authorized a 13.4% base salary increase to $567,000 for Mr. Caliel effective January 1, 2008. The Committee believes that the salary and incentive compensation paid Mr. Caliel is appropriate and warranted in light of his performance relative to his pre-established goals of improving safety performance, strengthening the leadership team, improving operational performance and establishing core business processes. In particular, his efforts were noted in the following areas: (a) achieving certain financial based measurements of the Company in the first year of his duties, (b) the meaningful progress toward operational restructuring and realignment of the business, (c) rebuilding the senior leadership team, (d) the continued successful management of institutional risk for the Company (such as financial covenants, governance, and surety bonding), and (e) safety performance.

On December 17, 2007, the Committee established the goals and objectives upon which Mr. Caliel was evaluated in fiscal year 2008. These goals included achieving annual operating income and cash flow goals, increasing annual revenues while achieving budgeted operating margins, sustaining a strong balance sheet and enhancing free cash flow, driving long term strategic growth through expansion of served markets, building a strong leadership team and corporate culture, managing risk and reputation of the business and leading the Board activities to promote excellence in governance. These goals were based on the Company’s 2008 Operating Plan and while these goals were not achieved in full, the Committee approved an annual salary increase for Mr. Caliel as discussed below.

On December 10, 2008, the Committee approved a 7.6 percent base salary increase for Mr. Caliel to maintain his base salary at the approximate median of the survey group and for his efforts on eliminating approximately $18 million of SG&A expense as well as restructuring of the business. Effective January 1, 2009 Mr. Caliel’s base salary was increased to $610,000.

As discussed above, for fiscal year 2008, the Company failed to reach minimum threshold target levels for operating income and operating cash flow to qualify Mr. Caliel for an Annual Bonus. However, in consideration of the Company’s significant year-over-year ongoing improvement in achievement of strategic and financial objectives and Mr. Caliel’s leadership role in the elimination of a portion of the Company’s SG&A expense, restructuring of the business and enhancing of the leadership team by hiring and retaining key personnel, the Committee authorized a discretionary incentive award for Mr. Caliel equal to 50 percent of his annual target. This resulted in a discretionary award of $283,500 to Mr. Caliel.

Chief Financial Officer and Chief Accounting Officer.  Raymond K. Guba is the Company’s Senior Vice President, Chief Financial Officer and Chief Accounting Officer.

A similar process was followed with respect to establishing total compensation for Mr. Guba. The Committee considered the Survey Group study and annual compensation of their respective chief financial officers in determining Mr. Guba’s total compensation. In accordance with the Committee’s targeted total compensation for Senior Executives, Mr. Guba’s total direct cash compensation was 98% of the median compensation of chief financial officers in the Survey Group as calculated by the compensation consultant. Based on Mr. Guba’s 2007 performance and in keeping with the Company’s philosophy of paying executives at the median level of the Survey Group the CEO recommended and the Committee approved a 4.3% base salary increase (average annual increase awarded to salaried employees at the median of their range) to $365,000 for Mr. Guba effective January 1, 2008. The CEO and the Committee believe that the salary and incentive compensation paid Mr. Guba is appropriate and warranted in light of his fiscal 2007 performance in assisting the CEO accomplish his stated goals, particularly by his efforts in: (a) the successful operational restructuring and realignment of the business, (b) commencement of SG&A expense reduction initiatives through among other things consolidation of financial operations, and (c) the successful management of institutional risk for the Company (such as financial covenants, governance, and surety bonding).

For fiscal year 2008, Mr. Guba received an annual base salary of $365,000. At the recommendation of the CEO, on December 10, 2008 the Committee approved a 8.2 percent increase in Mr. Guba’s annual base salary. The role and responsibilities of Mr. Guba have been expanded in fiscal 2009 to include responsibility for the Company’s supply chain and he was appointed Executive Vice President, Chief Financial and Administrative Officer effective January 1, 2009. Based upon this additional responsibility and Mr. Guba’s strong performance in fiscal 2008 leading the corporate SG&A consolidation and restructuring of the Company’s business, the Committee approved a salary increase to $395,000 effective January 1, 2009

For fiscal year 2008, the Company failed to reach minimum threshold target levels for operating income and operating cash to qualify Mr. Guba for an Annual Bonus. However, in consideration of Mr. Guba’s significant contribution to restructuring and cost reduction, measurable progress in enhancing systems and controls, upgrading finance leadership and overall financial position of the business the Committee has authorized a discretionary incentive award for Mr. Guba equal to 50 percent of his annual target. This resulted in a discretionary award of $136,875 to Mr. Guba.

Group Vice President, IES Industrial.  James A. Robertson is the Company’s Group Vice President of IES Industrial.

The Committee considered the overall Survey Group in determining the total compensation of James A. Robertson, our Group Vice President, IES Industrial. Based upon this analysis, the Committee set the 2008 total compensation for Mr. Robertson at $600,000. As shown on the Summary Compensation Table below, Mr. Robertson’s 2008 annualized base salary was $300,000 (Mr. Robertson was hired on December 31, 2007).

At the recommendation of the CEO, the Committee approved a 4 percent base salary increase to $312,000 for Mr. Robertson effective January 1, 2009. The Committee also approved an annual incentive award of $175,650 to Mr. Robertson for his fiscal 2008 performance and achievement of threshold performance levels. The CEO and the Committee believe that the total compensation paid Mr. Robertson is warranted in light of his contribution leading IES Industrial group which delivered improved year-over-year financial performance and achieved 117% of its annual operating targets in fiscal 2008. Mr. Robertson also directed the successful restructuring and integration of the IES Industrial group leading to a significant reduction in SG&A expenses.

Group Vice President, IES Residential.  Richard A. Nix is the Company’s Group Vice President of IES Residential.

The Committee considered the overall Survey Group in determining the total compensation of Richard A. Nix, our Group Vice President, IES Residential. Based upon this analysis, the Committee set the 2008 total compensation for Mr. Nix at $700,000. As shown on the Summary Compensation Table below, Mr. Nix’s 2008 annualized base salary was $350,000 (on January 1, 2008 Mr. Nix’s base salary was increased to $350,000 based on his performance in fiscal 2007).

At the recommendation of the CEO, the Committee approved a 4.2% base salary increase to $365,000 for Mr. Nix effective January 1, 2009. The Committee also approved an annual incentive award of $220,150 for Mr. Nix for his fiscal 2008 performance and achievement of threshold performance levels. The CEO and the Committee believe that the total compensation paid Mr. Nix is warranted in light of Mr. Nix’s contribution leading IES Residential group which delivered improved year-over-year financial performance and achieved 93% of its annual operating targets in fiscal 2008. This performance was extraordinary in light of the significant decline in the residential housing market. Mr. Nix also directed the successful restructuring and integration of the IES Residential group leading to a significant reduction in SG&A expenses.

Group Vice President, IES Commercial.  Johnny A. Menninga is the Company’s Group Vice President of IES Commercial.

The Committee considered the overall Survey Group in determining the total compensation of Johnny A. Menninga, our Group Vice President, IES Commercial. Based upon this analysis, the Committee set the 2008 total compensation for Mr. Menninga at $600,000. As shown on the Summary Compensation Table below, Mr. Menninga’s 2008 annualized base salary was $300,000 (on January 1, 2008 Mr. Menninga’s base salary was increased to $300,000 based on his performance in fiscal 2007). The Committee also approved incentive compensation of $187,500 for fiscal 2007 for Mr. Menninga which was paid in 2008.

In October 2008, Mr. Menninga resigned from his position as Group Vice President and was named Division General Manager responsible for commercial operations in Iowa and Colorado. In light of this transition and reassignment Mr. Menninga’s base salary was adjusted to reflect the duties and responsibilities of his new role. Mr. Menninga did not receive an annual incentive award for fiscal 2008 and he no longer serves as an executive officer of the Company.

401(k) and Deferred Compensation Plan

The Company provides all employees the opportunity to participate in a 401(k) plan. Under the 401(k) plan, the Company matches 50% of the first 5% employees contribute on a pre-tax basis. However, in order for the 401(k) plan to comply with nondiscrimination requirements of Section 401(k) of the Internal Revenue Code, in 2008 highly compensated employees (HCEs) are limited to a maximum contribution of 4% of their base annual earnings.

In order to further assist NEOs and certain other HCEs in saving for retirement, the Company provides an elective Deferred Compensation Plan. The plan allows participants to voluntarily defer the receipt of salary (maximum deferral of 75%) and earned Annual Incentive Awards (maximum deferral of 75%).

In October 2007, the Committee amended the IES Deferred Compensation Plan to provide a company matching component effective for deferrals made beginning January 1, 2008 for selected employees which includes the NEOs. Each participant who elects to make deferrals of eligible compensation to the Deferred Compensation Plan will receive a matching contribution equal to 25% of the first 10% of a participant’s base salary deferrals into the Plan.

Details about NEO participation in the Deferred Compensation Plan and accumulated balances are presented in the “Nonqualified Deferred Compensation” section. The NEOs’ accumulated balances in the “Nonqualified Deferred Compensation” section represent voluntary deferrals of earned compensation, not matching contributions by the Company.

Other Benefits

The NEOs, along with certain other executives, are provided with a limited number of perquisites and additional benefits that are part of our broad-based total compensation program. An item is not a perquisite if it is integrally and directly related to the performance of the executive’s duties. An item is a perquisite if it confers a direct or indirect benefit that has a personal aspect, without regard to whether it may be provided for some business reason or for the convenience of the Company, unless it is generally available on a non-discriminatory basis to all employees.

During 2008, the Company provided the following perquisites to Named Executive Officers, all of which are quantified in the “Summary Compensation Table” and “All Other Compensation” Table on pages 24 and 25 respectively.

•	Monthly auto allowance of $1,500 subject to normal payroll taxes.

•	Executive physical examination. The Company believes it benefits from this perquisite by encouraging its executive officers to protect their health.

In October 2007, the Board approved the following additional benefits for the NEOs and other senior level executives all of which are quantified in the “Summary Compensation Table” and “All Other Compensation” Table on pages 24 and 25 respectively.

•	Supplemental Executive Disability coverage for base salary earnings in excess of the $200,000 limit provide under the company’s short and long term disability plans.

•	Company match under the company’s non-qualified Deferred Compensation Plan. The Deferred Compensation Plan provides a 25 percent match on the first 10 percent of employee contributions, which vests following three years of service with the Company.

•	Supplemental term life insurance equal to five times annual base salary for NEOs and three times annual base salary for certain other senior executives.

The Committee annually reviews the perquisites and additional benefits provided to executive officers as part of their overall review of executive compensation. The Committee has determined the perquisites to be within the appropriate range of competitive compensation practices. Details about the NEO’s perquisites, including the 2008 cost to the Company, are shown in the Summary Compensation Table under the “All Other Compensation” column and the accompanying narrative.

Executive Stock Ownership Guidelines

In October 2007, The Board of Directors, upon the Committee’s recommendation adopted Stock Ownership Guidelines for NEOs and other executives that participate in the Company Long Term Incentive Plan to ensure that they have a meaningful economic stake in the Company (the “Guidelines”). The Guidelines are designed to satisfy an individual executive’s need for portfolio diversification, while maintaining management stock ownership at levels high enough to assure our stockholders of management’s commitment to value creation.

The Committee will annually review each executive’s compensation and stock ownership levels for adherence to the Guidelines and to consider potential modifications of or exceptions to the Guidelines. The Guidelines currently recommend that the following executives have direct ownership of our common stock in at least the following amounts:

Officer Position	Multiple of Salary

Chief Executive Officer	3X
All Other NEOs	2X

None of the NEO’s have as yet met stock holdings guidelines.

The Guidelines encourage the executives to comply with the Guidelines no later than five years after the October 8, 2007 Board approval of the Guidelines or the date appointed to a position subject to the Guidelines, whichever is later.

For purposes of these guidelines, stock ownership includes Common Stock beneficially owned (including stock owned by immediate family members) and deferred stock not yet delivered. Performance share grants are not counted for this purpose.

TIMING OF EQUITY GRANTS

Since May 12, 2006, the effective date of the Company’s emergence from bankruptcy, the Committee has only granted stock options, pursuant to employment agreements or understandings upon hiring to Messrs. Caliel, Guba, Robertson, Nix and Menninga. These options were granted effective with their respective hire dates. All options previously granted were cancelled. No policy relating to ongoing option grants has upon the emergence from bankruptcy been established.

Grants of restricted stock were made to key employees upon the Company’s emergence from bankruptcy and have been made to Messrs. Caliel, Guba and Robertson as part of their employment agreements. In addition, Directors Beynon, Hall, Luke and Welsh received one time grants of restricted stock on June 21, 2006. In November 2007 grants of restricted stock and performance shares that convert to restricted stock were made to Messrs. Caliel, Guba, Nix and Menninga and other selected Company officers pursuant to the Long Term Incentive Plan which is anticipated to be an annual program with grants made during the first fiscal quarter on an ongoing basis.

TAX CONSIDERATIONS

Deductibility Cap on Executive Compensation

Under the U.S. federal income tax law, the Company cannot take a tax deduction for certain compensation paid in excess of $1 million to our executive officers. The Committee does review the deductibility of various forms of executive compensation utilized. The Company makes payments that may not be fully deductible because The Committee believes such payments are necessary to achieve our compensation objectives and to protect shareholder interests.

Golden Parachute Taxes

Under certain circumstances payments received by our executive officers as a result of a Change-in-Control may be subject to excise taxes and may not be fully deductible. The Committee considered the possible effects of these taxes in negotiating employment agreements with the executive officers. See Severance and Employment Agreements at page   .

Section 409A

During 2008, the Committee continued to monitor the regulatory developments under Internal Revenue Code Section 409A, which was enacted as part of the American Jobs Creation Act of 2004. Section 409A imposes additional limitations on non-qualified deferred compensation plans in order to insure their full compliance with the Act prior to December 31, 2007, the expiration of the transition period. The Company believes all of its benefit plans substantially conform to the requirements of Section 409A.

PAYMENTS UPON A CHANGE-IN-CONTROL

For information concerning payments upon the termination of the NEOs, including upon certain triggering events, please see Severance and Employment Agreements and Potential Payments Upon Termination.

HUMAN RESOURCES AND COMPENSATION COMMITTEE REPORT

The Committee believes that the executive compensation and policies provide the necessary incentives to properly align executive performance and the interests of the shareholders.

The Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Human Resources and Compensation Committee

Donald L. Luke, Chairman

Charles H. Beynon

Michael J. Hall

The following table displays the total compensation earned by the NEOs in 2007 and 2008. The amounts shown in the stock and option awards columns in the table below reflect the expense reported for grants made in 2008 and for grants made in 2007 which have been previously reported.

SUMMARY COMPENSATION TABLE

						Non-Equity
						Incentive
	Fiscal			Stock	Option	Plan	All Other
	Year	Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	2007	($)	($)	($)(1)	($)(1)	($)(2)	($)(3)	($)

Michael J. Caliel(4)	2008	550,250	283,500	1,381,510	-0-	-0-	36,957	2,252,217
President & Chief Executive Officer	2007	500,000	350,000	494,667	321,667	400,000	29,507	2,095,841
Raymond K. Guba(5)	2008	361,250	136,875	634,845		-0-	43,162	1,176,132
SVP & Chief Financial Officer	2007	168,270	50,000	63,164	72,285	67,308	9,000	430,027
James A. Robertson	2008	225,000	-0-	300,648	111,887	175,650	19,625	832,810
Group Vice President(6)
Richard A. Nix(7)	2008	350,000	-0-	300,604	-0-	220,150	6,346	877,100
Group Vice President	2007	300,537	-0-	-0-	-0-	345,282	-0-	645,819
Johnny A. Menninga(8)	2008	286,667	-0-	251,109	-0-	-0-	31,455	569,231
Group Vice President	2007	250,000	-0-	71,160	-0-	187,500	20,724	529,384

(1)	The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended September 30, 2008, in accordance with SFAS 123R for awards pursuant to the Company’s Award and Option Plans and may include amounts from awards granted in and prior to 2008. Assumptions used in the calculation of these programs are included in footnotes 2 and 12 of the Company’s audited financial statements for the fiscal year ended September 30, 2008 included in the Company’s Annual Report on Form 10 K filed with the Securities and Exchange Commission on December 15, 2008.

(2)	All compensation reported in fiscal year 2008 under Non-Equity Incentive Plan Compensation Earnings paid in fiscal year 2009 but relating to Annual Incentive Awards paid to NEOs for work performed in fiscal year 2008.

(3)	All “Other Compensation” for fiscal year 2008 is detailed in “All Other Compensation” Table below.

(4)	Bonus was a discretionary payment authorized by the Committee paid in fiscal year 2009 but relating to work performed in fiscal year 2008. Mr. Caliel received 25,000 shares of restricted stock and 100,000 stock options per his employment agreement of which one-third of these units vested on July 12, 2008 (second vesting period). On November 12, 2007 he also received a Long Term Incentive Award grant of 18,500 shares of restricted stock and 18,500 performance shares units ($876,530).

(5)	Bonus was a discretionary payment authorized by the Committee paid in fiscal year 2009 but relating to work performed in fiscal year 2008. Mr. Guba received 20,000 shares of restricted stock and 30,000 stock options per his employment agreement of which one-third of these units vested on April 10, 2008 (first vesting period). On November 12, 2007 he also received a Long Term Incentive Award grant of 11,100 shares of restricted stock and 11,100 performance shares units ($525,906). Effective January 1, 2009, Mr. Guba’s title was changed to Executive Vice President, Chief Financial and Administrative Officer.

(6)	Mr. Robertson became Group Vice President of the Company effective December 31, 2007 and therefore received a prorated annual salary and annual incentive award. Mr. Robertson received a signing bonus of $50,000 plus 7,500 shares of restricted stock and 11,000 stock options. On December 31, 2007 he also received a Long Term Incentive Award grant of 8,000 shares of restricted stock and 8,000 performance shares units ($300,648).

(7)	On November 12, 2007, Mr. Nix received a Long Term Incentive Award grant of 7,400 shares of restricted stock and 7,400 performance shares units ($350,605).

(8)	Mr. Menninga received 12,000 shares of restricted stock on May 12, 2006 of which one-third of these units vested on January 1, 2007 (second vesting period). On November 12, 2007 he received a Long Term Incentive Award grant of 5,300 shares of restricted stock and 5,300 performance shares units ($251,109) Mr. Menninga resigned from his position as Group Vice President in October 2008 and was named Division General Manager responsible for commercial operations in Iowa and Colorado. He no longer serves as an executive officer of the Company

ALL OTHER COMPENSATION

The table below details the compensation information found in the Summary Compensation Table under the “All Other Compensation” Column.

				Deferred
		Supplemental	401(K)	Compensation
	Auto	Executive	Company	Company
Name and	Allowance	Disability	Match	Match	Other	Total
Principal Position	($)	($)(1)	($)	($)	($)	($)

Michael J. Caliel(2)	18,000	9,393	7,750	-0-	1,814	36,957
Raymond K. Guba(3)	18,000	6,678	1,915	7,181	9,388	43,162
James A. Robertson	13,500	-0-	4,375	-0-	-0-	19,625
Richard A. Nix	6,346	-0-	-0-	-0-	-0-	6,346
Johnny A. Menninga(4)	18,000	2,724	8,037	-0-	2,694	31,455

(1)	Amounts reflect value of premium payments.

(2)	Amounts in Other reflect legal fees

(3)	Amount in Other reflects payments made by company for executive physical and legal fees.

(4)	Amount in Other reflects payment made by company for executive physical.

GRANTS OF PLAN-BASED AWARDS IN 2008

The following table sets forth specific information with respect to each equity grant made under any Company plan to a named executive officer in 2008.

						All Other	All Other		Grant Date
						Stock	Option		Fair
			Estimated Future Payouts Under			Awards:	Awards:	Exercise or	Value of
			Non-Equity Incentive Plan			Number of	Number of	Base Price	Stock and
			Awards(1)			Shares of	Securities	of Option	Option
	Grant	Approval	Threshold	Target	Maximum	Stock or	Underlying	Awards	Awards
Name	Date	Date	($)(2)	($)(2)	($)(2)	Units (#)	Options (#)	($/Share)	($)

Michael J. Caliel	11/12/2007	11/12/2007	324,860	649,720	1,229,440	18,500	—	—	438,265
	11/12/2007	11/12/2007	—	—	—	18,500	—	—	438,265
Raymond K. Guba	11/12/2007	11/12/2007	194,196	389,382	779,764	11,100	—	—	262.953
	11/12/2007	11/12/2007	—	—	—	11,100	—	—	262,953
James A. Robertson	12/31/2007	12/17/2007	—	—	—	7,500	—	—	140,925
	12/31/2007	12/17/2007	—	—	—		11,100	18.79	111,887
	12/31/2007	12/17/2007	142,236	284,472	568,944	8,000	—	—	150,320
	12/31/2007	12/17/2007	—	—	—	8,000	—	—	150,320
Richard A. Nix	11/12/2007	11/12/2007	129,444	259,888	519,776	7,400	—	—	175,302
	11/12/2007	11/12/2007	—	—	—	7,400	—	—	175,302
Johnny A. Menninga	11/12/2007	11/12/2007	93,068	186,136	372,272	5,300	—	—	125,554
	11/12/2007	11/12/2007	—	—	—	5,300	—	—	125,554

(1)	Non-equity incentive awards were granted pursuant to the Company’s Long Term Incentive Plan except the December 31, 2007 grants to Mr. Robertson. Refer to page 18 for discussion of this plan.

(2)	Value of awards at threshold, target, and maximum based on closing price of Company stock of $17.56 per share on September 30, 2008.

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END

The following table sets forth specific information with respect to unexercised options, unvested stock and equity incentive plan awards for each named executive officer outstanding as of September 30, 2008.

	Option Awards				Stock Awards
					Number	Market
					of	Value of
					Shares	Shares or
					or Units	Units of
					of Stock	Stock
	Number of Securities		Option		That	That
	Underlying Unexercised		Exercise	Option	Have Not	Have not
	Options (#)		Price	Expiration	Vested	Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($)(1)

Michael Caliel	66,667	33,333	17.36	07/12/2016	45,333	796,047
Raymond Guba	10,000	20,000	25.08	04/10/2017	35,533	623,959
James A. Robertson	-0-	11,000	18.79	12/31/2018	23,700	416,172
Richard A. Nix	—	—	—	—	14,800	259,888
Johnny A. Menninga	—	—	—	—	14,600	256,376

(1)	Based on closing price of stock of $17.56 per share on September 20, 2008.

OPTION EXERCISES AND STOCK VESTED IN 2008

The following table sets forth specific information with respect to each exercise of stock options, SARs and similar instruments, and each vesting of stock, including restricted stock, restricted stock units and similar instruments, during 2008 for each named executive officer on an aggregated basis.

	Stock Awards
	Number of Shares	Value
	Acquired on Vesting	Realized on Vesting
Name	(#)	($)

Michael J. Caliel	8,333	154,994
Raymond K. Guba	6,667	108,939
James A. Robertson	—	—
Richard A. Nix	—	—
Johnny A. Menninga	4,000	75,160

NONQUALIFIED DEFERRED COMPENSATION

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
	in Last FY	in Last FY	Last FY	Distributions	Last FYE
Name	($)	($)	($)	($)	($)

Michael J. Caliel	—	—	—	—	—
Raymond K. Guba	28,725	7,181	—	-0-	—
James A. Robertson	—	—	—	—	—
Richard A. Nix	—	—	—	—	—
Johnny A. Menninga	—	—	—	—	—

In order to further assist NEOs and certain other executives in saving for retirement, IES provides an Elective Deferral Plan. This Plan allows executives to voluntarily defer the receipt of salary (maximum deferral of 75%) and earned Annual Incentive Awards (maximum deferral of 75%).

The plan allows for distributions to commence after retirement or after a specific future year even if the specific future year is later or earlier than the retirement date. Distributions may be paid either in a lump sum or in equal annual installments up to 10 years based on the employee’s initial election as to the time and form of payment. If installments were elected, the unpaid balance will continue to accumulate gains and losses based on the employee’s investment selections. Investment options mirror the 401(k) Retirement Savings Plan. Investment choices are self directed and may be changed at any time by the participant.

On October 9, 2007, the Committee amended the Deferred Compensation Plan to provide a company matching component effective for deferrals made beginning January 1, 2008 to selected employees including NEOs. Each Participant who elects to make deferrals of eligible compensation to the Elective Deferral Plan will receive a matching contribution equal to 25% of the first 10% of a participant’s base salary deferrals into the plan.

SEVERANCE AND EMPLOYMENT AGREEMENTS

Introduction

The Company has entered into employment agreements with the executive officers and Committee annually reviews the agreements to determine their continuing need as well as the amount and nature of compensation potentially payable in the event a change in control or other provisions are triggered.

All the agreements were initially entered into following negotiation with the executive and therefore reflect the requirements of both the executive and the Company at that time in view of the Company’s then current and prospective financial position as well as the perceptions of the executive.

All the agreements essentially entitle the individual to receive payments ranging from one times annual base pay if he were to terminate employment under specified circumstances and in the case of Messrs. Caliel and Guba up to two or three times annual base pay plus bonus in the event the termination takes place following a change in control and in certain instances involuntary termination. In addition, continuation of employee benefits is afforded and even if the agreement does not specifically require, the Company’s Equity Plan accelerates vesting of outstanding equity awards in the event of a change in control. Many of the terms in the agreements have different meanings depending upon when the agreement was entered into and these differences are described below.

The following information provides more detail concerning the specific terms and conditions of the agreements and describes the approximate value of the payments which may result if the executive were to terminate employment. The amount of compensation payable assumes that such terminations were effective as of September 30, 2008, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out. The actual amounts to be paid can only be determined at the time of such executives’ separation from the Company.

No payments are due under any of the agreements in the event the executive voluntarily terminates employment without Good Reason except in the case of Messrs. Caliel, Guba and Robertson in certain instances as noted below.

Michael J. Caliel

On June 26, 2006, the Company entered into an employment agreement with Mr. Caliel. The agreement provided that Mr. Caliel shall commence employment with the Company on July 12, 2006 (the “Effective Date”). The agreement has no definitive employment term and may be terminated at any time, upon written notice to the other party for any reason, at the option either of the Company or Mr. Caliel. Pursuant to the agreement, Mr. Caliel will serve as the President and Chief Executive Officer of the Company and will also serve as a member of the Board of Directors of the Company during the employment term.

The agreement provides for (i) an annual base salary of $500,000 per year (which may be increased in the sole discretion of the Committee), (ii) an annual bonus (the “Annual Bonus”) with a target annual bonus opportunity of 100% of annual base salary (the “Annual Bonus Opportunity”). For fiscal year 2006, however, there was no Annual Bonus payable and for fiscal year 2007, the Annual Bonus shall be comprised of (a) $250,000 and (b) an Annual Bonus Opportunity of 50% of annual base salary, and (iii) a retention bonus (the “Retention Bonus”) if Mr. Caliel is actively employed with the Company on September 28, 2007 of (a) a lump sum of $350,000 and (b) a grant of Company common shares under the Equity Plan with a Fair Market Value (as defined under the Equity Plan) on such date of $350,000. If after receiving the Retention Bonus, Mr. Caliel’s employment is terminated by the Company for Cause (as defined in the agreement) or if Mr. Caliel resigns without Good Reason (as defined in the agreement) on or prior to the two-year anniversary of the Effective Date, Mr. Caliel shall pay to the Company, within thirty (30) days of such termination, a lump sum of $350,000. Mr. Caliel was actively employed by the Company on September 28, 2007 and received a lump sum of $350,000 and 13,666 shares of Company Common Stock.

On the Effective Date, Mr. Caliel received grants of (i) 25,000 restricted Company common shares (“Restricted Shares”) under the Equity Plan which shall vest 1/3 on each of the first, second, and third anniversaries of the Effective Date and (ii) a nonqualified option to purchase 100,000 Company common shares (“Option”) under the Equity Plan, which shall be governed by the Equity Plan and their respective award agreements to be executed on the Effective Date.

Mr. Caliel shall be eligible to participate in the Company’s employee benefit plans as in effect from time to time, on the same basis as such employee benefit plans are generally made available to other senior executives of the Company and shall be entitled to an automobile allowance of $1,500 per month.

If Mr. Caliel terminates for Good Reason as defined in his agreement or if he is terminated by the Company without Cause, he is entitled to receive (i) continued payment of base salary then in effect for 12 months immediately following the date of such termination, (ii) the greater of (x) a pro rata portion of his Annual Bonus Opportunity for the fiscal year in which such termination occurs or (y) the most recent Annual Bonus awarded to him, (iii) Company paid COBRA coverage, continuation of automobile allowance and outplacement services, each for twelve (12) months immediately following the dates of such termination or until Mr. Caliel obtains comparable employment, whichever is shorter (iv) acceleration of vesting for all unvested equity awards of the Company under the Equity Plan and (v) if such termination was prior to September 28, 2007, a pro rata portion of the Retention Bonus (the “Severance Payments”).

If Mr. Caliel terminates his employment in connection with a Change in Control with such termination to occur on or before the Change in Control and within two years of the Effective Date, he shall receive the Severance

Payments. If Mr. Caliel terminates for Good Reason or if he is terminated by the Company without Cause within twelve months following a Change in Control, he shall receive the Severance Payments, except that his salary shall continue for 24 months, two times his most recent Annual Bonus will be paid and the full Retention Bonuses shall be paid if the termination is prior to September 28, 2007.

Mr. Caliel is subject to non-compete and non-solicitation restrictive covenants during the employment term and for a period of one year (or two years if terminated by the Company with Cause or if Mr. Caliel resigns without Good Reason) following the termination of his employment. Mr. Caliel is also subject to restrictive covenants prohibiting disclosure of confidential information and intellectual property of the Company.

The following table sets forth the estimated payments and benefits that would be provided to Mr. Caliel if his employment had been terminated on September 30, 2008, by

•	the Company without cause or by Mr. Caliel for Good Reason following a Change-in-Control;

•	Mr. Caliel’s for Good Reason or by the Company without Cause or if within two years following his hire date a Change-in-Control occurs and he terminates his employment; or

•	Mr. Caliel’s death or disability

	Change-in-Control	Termination
	Without Cause or	Without Cause or
	Good Reason	Good Reason	Death or Disability
Name	($)	($)	($)

Michael J. Caliel, President & CEO
Bonus for year of Separation	1,134,000	567,000	567,000
Cash Severance	1,134,000	567,000	0
Unvested and Accelerated Stock Options(1)	6,667	6,667	6,667
Unvested and Accelerated Restricted Stock(2)	796,047	796,047	796,047
Tax Reimbursement	-0-	-0-	-0-
Auto Allowance	18,000	18,000	-0-
Executive Outplacement Assistance	24,000	24,000	-0-
Health Care Benefits(3)	15,450	15,450	15,450

Total	3,128,164	1,994,164	1,385,164

(1)	Reflects the value of the spread between the exercise price of unvested stock options and the closing price of common stock on September 30, 2007. Mr. Caliel has 33,333 unvested stock options with an exercise price of $17.36 per share.

(2)	Reflects the value of unvested shares of restricted stock and performance units which convert to restricted stock and held by Mr. Caliel on September 30, 2008. Mr. Caliel has 45,333 unvested shares of combined restricted stock and performance units.

(3)	Reflects cost to provide health care continuation benefits to executive under COBRA (annual cost of $11,030) on a tax neutral basis to executive.

Raymond Guba

On April 10, 2007, the Company entered into an employment agreement with Mr. Guba which provided that he commences employment with the Company on April 10, 2007. The agreement has no definitive employment term and may be terminated at any time, upon written notice to the other party for any reason, at the option of the Company or Mr. Guba. Pursuant to the agreement Mr. Guba serves as a Senior Vice President, Chief Financial Officer and Chief Accounting Officer of the Company.

The agreement provides for (i) an annual base salary of $350,000 per year (which may be increased in the sole discretion of the Committee) (ii) an annual bonus with a target opportunity of 50 percent of annual base salary and

(iii) a signing bonus of $50,000. Upon the date of his hire Mr. Guba received a grant of 20,000 restricted shares of the Company’s Common Stock and an option to purchase 30,000 shares of the Company’s Common Stock under the Equity Plan, with both grants vesting one-third on each of the first second and third anniversaries of his hire date. The terms of the restricted shares are governed by the Equity Plan and the award agreement.

If Mr. Guba terminates for Good Reason (as defined in the agreement) or if he is terminated by the Company without Cause (as defined in the agreement) or if within two years following his hire date a Change in Control (as defined in the agreement) occurs and Mr. Guba terminates his employment on such Change in Control, he is entitled to receive (i) continued payment of base salary then in effect for twelve months following the date of such termination, (ii) the greater of (a) a pro rata portion of his annual bonus opportunity for the fiscal year in which such termination occurs and (b) the most recent annual bonus awarded to him, (iii) Company paid COBRA coverage, an automobile allowance of $1,500 per month and outplacement services for twelve months immediately following the date of such termination or until Mr. Guba obtains comparable employment, whichever is shorter and (iv) acceleration of vesting for all unvested equity awards of the Company under the Equity Plan.

If Mr. Guba terminates for Good Reason or if he is terminated by the Company without Cause within twelve months following a Change in Control, he is entitled to receive (i) continued payment of base salary then in effect for twenty four months immediately following such termination, (ii) two times the most recent annual bonus awarded him, (iii) Company paid COBRA coverage, an automobile allowance of $1,500 per month and outplacement services for twelve months immediately following the date of such termination or until he obtains comparable employment, whichever is shorter, and (iv) acceleration of vesting for all unvested equity awards of the Company under the Equity Plan.

Mr. Guba is subject to non-compete and non-solicit restrictive covenants during the employment term and for a period of one year (or two years if terminated by the Company for Cause or if he resigns without Good Reason) following the termination of his employment. Mr. Guba is also subject to restrictive covenants prohibiting disclosure of confidential information and intellectual property of the Company.

The following table sets forth the estimated payments and benefits that would be provided to Mr. Guba if his employment had been terminated on September 30, 2007, by

•	the Company within six months following a Change-in-Control without cause or by Mr. Guba for Good Reason;

•	the Company without Cause or by Mr. Guba for Good Reason; or

•	his death or disability

	Change-in-Control	Termination
	Without Cause or	Without Cause or
	Good Reason	Good Reason	Death or Disability
Name	($)	($)	($)

Raymond K. Guba, SVP, Chief Financial Officer
Bonus for year of Separation	547,500	273,750	273,750
Cash Severance	730,000	365,000	0
Unvested and Accelerated Stock Options(1)	0	0	0
Unvested and Accelerated Restricted Stock(2)	623,959	623,959	623,959
Tax Reimbursement	0	0	0
Auto Allowance	18,000	18,000	18,000
Executive Outplacement Assistance	24,000	24,000	24,000
Health Care Benefits(3)	15,450	15,450	15,450

Total	2,295,324	1,656,574	1,249,574

(1)	Reflects the value of the spread between the exercise price of unvested stock options and the closing price of common stock on September 28, 2008. Mr. Guba has 20,000 unvested stock options with an exercise price of $25.08 per share.

(2)	Reflects the value of unvested shares of restricted stock and performance units which convert to restricted stock and held by Mr. Guba on September 30, 2008. Mr. Guba has 35,533 unvested shares of combined restricted stock and performance units.

(3)	Reflects cost to provide health care continuation benefits to executive under COBRA (annual cost of $11,030) on a tax neutral basis to executive.

James A. Robertson

On December 6, 2007, the Company entered into an employment agreement with Mr. Robertson. The agreement has no definitive employment term and may be terminated at any time, upon written notice to the other party.

The agreement provides for (i) an annual base salary of $300,000 (which may be increased at the discretion of the Committee), (ii) an annual bonus (the “Annual Bonus”) with a target annual bonus opportunity of 100% of base salary. (For fiscal year 2008, Mr. Robertson is guaranteed a bonus of not less than $150,000), (iii) the opportunity to earn a long term incentive bonus under the terms and conditions of the Company’s) Long Term Incentive Plan (“LTIP Plan”) with a bonus opportunity for fiscal year 2008 equal to one-hundred percent of annual base salary, one-half of the target bonus payable in restricted stock and the remaining one-half in performance vesting restricted stock based upon the achievement of predetermined performance criteria over a two year measurement period, (iv) a grant of 7,500 shares of restricted stock under the Equity Plan which vests one-third on each of the first, second and third anniversaries of the date of the agreement and 11,000 non-qualified stock options which vest one-third on each of the first, second and third anniversaries of the date of the agreement with the terms of the restricted shares and stock options being governed by the Equity Plan and Award Agreement, (v) participation in benefit plans generally made available to the other senior executives of the Company, (vi) reimbursement of reasonable business expenses, (vii) moving expenses for relocation to Houston, Texas.

Mr. Robertson’s employment may be terminated either by himself or the Company for any reason, except that he must provide the Company with thirty days advance written notification of his resignation. If his employment is terminated by the Company for Cause or he resigns without Good Reason he is entitled to receive his base salary through the date of termination and any bonus payments due that have not yet been paid and for which he is entitled to receive. He also is entitled to reimbursement for unreimbursed business expenses and any benefits for which he is entitled under Executive benefit plans. The above amounts are referred to as “Accrued Rights”.

In the event of Mr. Robertson’s disability or death he or his estate is entitled to receive with thirty days the Accrued Rights, a pro rata portion of the most recent annual bonus awarded to him (based upon the percentage of the fiscal year that shall have elapsed through the date of his termination of employment and Company paid COBRA coverage for twelve months for his eligible dependents in the event of his death.

If Mr. Robertson terminates his employment for Good Reason or if the Company terminates him without Cause he is entitled to receive the (i) Accrued Rights, (ii) continued payment of base salary for twelve months, (iii) Company paid COBRA coverage for twelve months immediately following the date of such termination or until he obtains comparable employment, whichever is shorter, (iv) outplacement services for twelve months immediately following the date of such termination or until he obtains comparable employment, whichever is shorter; and (v) acceleration of vesting of all unvested equity awards of the Company (including but not limited to any unvested options and restricted stock).

If Mr. Robertson is terminated by the Company without Cause or he resigns for Good Reason within twelve months following a Change in Control (as defined in the agreement) he shall be entitled to receive (i) the Accrued Rights, (ii) continued payment of his base salary for eighteen months immediately following the date of termination, (iii) one times the most recent annual bonus awarded to him, provided these payments shall be reduced by the present value of any other cash severance or termination benefits payable to him under any other plans, programs or arrangements of the Company or its affiliates and not approved by the Committee or Board of

Directors (if such other plans, programs or arrangements would provide greater overall benefit he may elect to take such benefits in lieu of these benefits), (iv) Company paid COBRA coverage for eighteen months immediately following the date of such termination or until he obtains comparable employment, whichever is shorter, (v) outplacement services for twelve months immediately following the date of such termination or until he obtains comparable employment whichever is shorter; and (vi) acceleration of vesting of all unvested equity awards of the Company (including but not limited to any unvested options and restricted stock).

Notwithstanding the foregoing, for a period of two years from the effective date of his agreement, Mr. Robertson may, at his sole discretion, elect to terminate his employment on a change in control by providing written notice to the Company prior to the closing of the transaction giving rise to the change in control and be entitled to receive (i) continued payment of base salary for twelve months immediately following such termination and the greater of (a) a pro rata portion (based upon the percentage of the fiscal year that shall have elapsed through the date of termination of the annual bonus opportunity for the fiscal year in which such termination occurs or (b) the amount of the most recent annual bonus awarded him, provided that they shall reduce by the present value of any other cash severance or termination benefits payable to him under any plans, programs or arrangements of the Company or its affiliate not presently in effect or not approved by the Committee, however, if such other plans, programs or arrangements would provide greater overall benefits then he may elect to take such other benefits in lieu of these, (ii) Company paid COBRA coverage for twelve months immediately following the date of such termination or until he obtains comparable employment whichever is shorter, (iii) outplacement services for twelve months immediately following the date of such termination or until he obtains comparable employment whichever is shorter, and (iv) acceleration of vesting of all unvested equity awards of the Company including but not limited to any invested options and restricted stock.

Mr. Robertson is subject to restrictive covenants prohibiting disclosure of confidential information during the term of the agreement and for a period of two years following termination for any reason. He is also prohibited directly or indirectly from soliciting Company customers or encourage a disruption in the Company’s relationship with such customers or to solicit other Company executives to leave the Company or accept employment with him or any other person, from company, associates or other entity.

In the event payments to Mr. Robertson under the agreement give rise to an excise tax liability pursuant to Section 4999 of the Internal Revenue Code (commonly known as a “Golden Parachute Tax”), Mr. Robertson is entitled to receive an additional payment in an amount which, after payment to him of any federal state and local taxes including additional excise taxes with respect to this payment, equals the net amount of the basic excise tax.

However, if it is determined that no excise tax would be due if the payments he receives were reduced to an amount that is less than ten percent of the portion of the payments that would be subject to the tax then the amounts payable to him under the agreement shall be reduced (but not below zero) to the maximum amount that could be paid to him without giving rise to the excise tax. If the reduction of the amounts payable would not result in a reduction of the payments to the cap described above, no amounts payable shall be reduced pursuant to this provision.

In the event it is determined that Mr. Robertson would be subject to the provisions of Section 409A of the Internal Revenue Code which impose additional taxes upon payments he would receive unless they are deferred for six months following his termination, such payments will be deferred so as to avoid such tax.

The following table sets forth the estimated payments and benefits that would be provided to Mr. Robertson if his employment had been terminated on September 30, 2008, by

•	The Company without Cause or by Mr. Robertson for Good Reason within twelve months following a change in Control

•	Mr. Robertson, at his sole discretion, if he so elected such termination at such Change in Control since it would be during the two year period form his agreements effective date,

•	The Company without Cause or by Mr. Robertson for Good Reason, or

•	His death or disability.

	Change-in-Control	Change-in-Control	Termination
	Without Cause or	Termination at	Without Cause or
	Good Reason	Executive Discretion	Good Reason	Death or Disability
Name	($)	($)	($)	($)

James A. Robertson, Group Vice President
Bonus for year of Separation	150,000	300,000		150,000
Cash Severance	450,000	300,000	300,000	0
Unvested and Accelerated Stock Options(1)	0		0	0
Unvested and Accelerated Restricted Stock(2)	553,140	533,140	553,140	553,140
Tax Reimbursement	0	0	0	0
Auto Allowance	0	0	0	0
Executive Outplacement Assistance	24,000	24,000	24,000
Health Care Benefits(3)	23,175	15,450	15,450	15,450

Total	1,200,315	1,192,590	872,590	718,590

(1)	Reflects the value of the spread between the exercise price of unvested stock options and the closing price of common stock on September 28, 2008. Mr. Robertson has 11,000 unvested stock options with an exercise price of $18.79 per share.
(2)	Reflects the value of unvested shares of restricted stock and performance units which convert to restricted stock and held by Mr. Robertson on September 30, 2008. Mr. Robertson has 23,700 unvested shares of combined restricted stock and performance units.

(3)	Reflects cost to provide health care continuation benefits to executive under COBRA (annual cost of $11,030) on a tax neutral basis to executive.

Johnny A. Menninga

Effective May 30, 2003, the Company and Menninga Electric, Inc. a wholly owned subsidiary of the Company, entered into an Amended and Restated Employment Agreement with Mr. Menninga whereby Menninga Electric agreed to employ him as a President or in such other position with Menninga Electric, the Company or another Company subsidiary as from time to time was determined by the Company or Menninga Electric. The agreement has no definitive term but may be terminated either by Mr. Menninga, the Company or Menninga Electric upon ten days prior written notice.

Mr. Menninga is subject to non-solicitation restrictive covenants during the term of the agreement and for a period of eighteen months following his termination from his then employing entity if such termination is with or without cause in the event the entity pays him one times his annual base pay as discussed below. In the event such payment is not made he is no longer subject to such covenants. The agreement also contains restrictive covenants prohibiting disclosure of confidential information, return of Company property and disclosure to the company of inventions and innovations developed during the term of the agreement or within one year thereafter if they are directly related to the Company’s business.

In the event the Company employing entity terminates Mr. Menninga with or without cause during the term of the agreement, the employing entity, as its sole option which must be exercised within twenty days of the date of termination, may pay him one times his then current annual salary in return for him being bound by the non-competition provisions discussed above for a period of eighteen months.

In the event Mr. Menninga voluntarily terminates his employment, no payment is due under the agreement and the non-compete provisions discussed above continue in effect for eighteen months following the date of termination.

	Change-in-Control	Termination
	Without Cause or	Without Cause or
	Good Reason	Good Reason	Death or Disability
Name	($)	($)	($)

Johnny Menninga, Group Vice President Bonus for year of Separation	0	0	0
Cash Severance(1)	300,000	300,000	0
Unvested and Accelerated Stock Options	0	0	0
Unvested and Accelerated Restricted Stock(2)	256,376	256,376	256,376
Tax Reimbursement	0	0	0
Auto Allowance	0	0	0
Executive Outplacement Assistance	0	0	0
Health Care Benefits(3)	0	0	0

Total	556,376	556,376	256,376

(1)	Cash severance is payable only if the Company exercises its right to enforce an 18-month non-compete period.

(2)	Reflects the value of unvested shares of restricted stock and performance units which convert to restricted stock and held by Mr. Menninga on September 30, 2008. Mr. Menninga has 10,600 unvested shares of combined restricted stock and performance units.

Richard A. Nix

On December 14, 2006, Houston-Stafford Electrical Contractors, L.P., a wholly owned subsidiary of the Company now known as IES Residential, Inc. (“IES Residential”) entered into an employment agreement with Mr. Nix whereby IES Residential agreed to employ Mr. Nix as its president. The agreement has no definite term and the employment relationship may be terminated at any time, upon written notice to the other party for any reason, at the option of either IES Residential or Mr. Nix.

The agreement provides for the payment to Mr. Nix of a base annual salary of $350,000 with increases if any, as may be determined from time to time in the sole discretion of IES Residential. In addition, Mr. Nix was eligible to participate in the Presidents Leadership Incentive Plan (“PLT”) pursuant to the PLT’s terms except as to guaranteed payments for fiscal year 2007 and fiscal year 2008. During fiscal year 2007 Mr. Nix was guaranteed a quarterly cash bonus of $87,500 payable on January 15, 2007, April 15, 2007, July 15, 2007 and October 15, 2007. During fiscal year 2008 Mr. Nix was guaranteed a semi-annual cash bonus of $87,500 payable in two equal installments on April 15, 2008 and October 15, 2008. During both fiscal years Mr. Nix was eligible to earn an annual incentive in accordance with the PLT, with the guaranteed payments discussed above credited against any PLT incentive payable under the plan but not below $0. Any amounts payable in excess of the guaranteed amounts shall be paid at the end of the fiscal year with bonus payments made to the other plan participants.

The agreement contains provisions relating to non-competition restrictions similar to Mr. Menninga (except for a period of twelve months immediately following termination as opposed to Mr. Menninga’s eighteen month restriction) as well as the other restrictions contained in Mr. Menninga’s agreement. The agreement also contains provisions similar to Mr. Menninga’s agreement relating to the voluntary payment of salary for twelve months in the event of termination by the Company without cause or voluntary termination of employment by the individual except the option to make the payment must be exercised within thirty days of the date of termination as opposed to twenty days in the case of Mr. Menninga.

The following table sets forth the estimated possible payments and benefits that would be provided to Messrs. Menninga and Nix if their employment had terminated on September 30, 2008 if the Company had elected to make the payments.

	Change-in-Control	Termination
	Without Cause or	Without Cause or
	Good Reason	Good Reason	Death or Disability
Name	($)	($)	($)

Richard A. Nix, Group Vice President Bonus for year of Separation	0	0	0
Cash Severance(1)	350,000	350,000	0
Unvested and Accelerated Stock Options	0	0	0
Unvested and Accelerated Restricted Stock(2)	259,888	259,888	259,888
Tax Reimbursement	0	0	0
Auto Allowance	0	0	0
Executive Outplacement Assistance	0	0	0
Health Care Benefits(3)	0	0	0

Total	556,376	556,376	256,376

(1)	Cash severance is payable only if the Company exercises its right to enforce an 18-month non-compete period.

(2)	Reflects the value of unvested shares of restricted stock and performance units which convert to restricted stock and held by Mr. Nix on September 30, 2008. Mr. Nix has 14,800 unvested shares of combined restricted stock and performance units.

DEFINITIONS

“Cause” in the agreements entered into with Messrs. Caliel, Guba, Robertson, Nix and Menninga is defined as:

•	His willful, material and irreparable breach of terms of employment provided in the agreement (which remain uncured 10 business days after delivery of written notice specifically identifying the breach)

•	His gross negligence in performance or intentional nonperformance (in either case continuing 10 business days after receipt of notice of need to cure) of any of his material duties and responsibilities to the Company

•	His dishonesty or fraud with respect to the business, reputation or affairs of the Company which materially and adversely effects the Company (monetarily or otherwise)

•	His conviction of a felony or crime involving moral turpitude

•	His confirmed drug or alcohol abuse that materially affects his service or results in a material violation of the Company’s drug or alcohol abuse policy

•	His material violation of the Company’s personnel or similar policy, such policy having been made available to him which materially and adversely affects the Company and remains uncured for 10 business days after notice

Mr. Menninga’s agreement has no definition of cause.

“Good Reason” as defined in the agreements entered into with Messrs. Caliel, Guba and Robertson means:

•	Any material reduction in his position, authority or compensation from those described in the agreement

•	Change of reporting relationship (only in Mr. Guba’s agreement)

•	Any relocation of the Company’s corporate office that is more than 50 miles from its current location

•	The Company’s breach of a material term of the agreement or material duty owned to him

All the above reasons are valid provided that the Company fails to cure such event within 10 days after receipt from him of written notice of the event. The Good Reason ceases to exist for an event on the 60th day following the later of the occurrence or his knowledge thereof unless he has given the Company notice thereof.

The agreements with Messrs. Menninga and Nix do not contain “Good Reason” provisions.

A “Change in Control” is defined in the agreements entered into with Messrs. Caliel and Guba is defined as follows:

•	Any person or persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act, other than Fidelity Management and Research Co., Southpoint Capital Advisors LP, Tontine Capital Partners and their respective affiliates, the Company or any subsidiary, shall beneficially own (as defined in Rule 13d-3 of the Exchange Act) directly or indirectly, at least 50% of the ordinary voting power of all classes of capital stock of the Company entitled to vote generally in the election of the Board, or

•	(A) Current directors shall cease for any reason to constitute at least a majority of the members of the Board (Current Directors means, as of the date of determination, any person who (i) was a member of the Board on the date that the Company’s Joint Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code became effective or (ii) was nominated for election or was elected by the Board with the affirmative vote of a majority of the current directors who were members of the Board at the time of such nomination or election) or (B) at any meeting of stockholders of the Company called for the purpose of electing directors, a majority of the persons nominated by the Board for election as directors shall fail to be elected; or

•	The consummation of a sale, lease, exchange or other disposition in one transaction or a series of transactions of all or substantially all of the assets of the Company.

•	A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

Mr. Robertson’s change in control provision does not contain the exclusion of Fidelity Management and Research South point Capital Advisors Co. from the “group” for purpose of Section 13(d) of the Exchange Act discussed above.

This is substantially similar to the definitions of Change in Control found in the Equity Plan which causes acceleration of outstanding grants.

The agreements entered into with Messrs. Menninga and Nix does not contain provisions relating to a change in control.

DIRECTOR COMPENSATION

Directors who are employees do not receive a retainer or fees for service on the board or any committees. Each non-employee director receives a $40,000 annual retainer paid quarterly (Mr. Hall as non-executive chairman receives an additional annual retainer of $75,000), and a fee of $1,500 for each board and committee meeting attended in person and a fee of $750 for each telephonic board and committee meeting attended. The Chairman of the Human Resources and Compensation Committee and the Chairman of the Nominating/Governance Committee receive an additional annual retainer of $10,000 and the Chairman of the Audit Committee receives an additional annual retainer of $25,000. Each member (other than the chairman) of each committee also receives an additional retainer of $5,000. Directors are also reimbursed for reasonable out-of-pocket expenses incurred in attending board and committee meetings and for their reasonable expenses related to the performance of their duties as directors. In the past Mr. Lash waived receipt of all fees and retainers but effective October 1, 2008 he agreed to accept them in the future. The following table reflects the amounts paid to each individual non- employee director who served on the board in 2008.

	Fee Earned or
	Paid in Cash
Name	($)	Total ($)

Charles H. Beynon	97,750	97,750
Michael J. Hall	160,750	160,750
Joseph V. Lash	—	—
Donald L. Luke	80,500	80,500
John E. Welsh III	74,500	74,500

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2008, no executive officer of the Company served as (i) a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee of the Company, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Company or (iii) a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

During fiscal year 2008, no member of the Compensation Committee (i) was an officer or employee of the Company, (ii) was formerly an officer of the Company or (iii) had any business relationship or conducted any business with the Company other than as an independent director of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons holding more than ten percent of a registered class of the Company’s equity securities to file with the SEC and any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted (i) initial reports of ownership, (ii) reports of changes in ownership and (iii) annual reports of ownership of Common Stock and other equity securities of the Company. Such directors, officers and ten-percent stockholders are also required to furnish the Company with copies of all such filed reports.

Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required during 2008, the Company believes that all Section 16(a) reporting requirements related to the Company’s directors and executive officers were timely fulfilled during 2008, except for a late report filed on Form 3 filed by Mr. Robertson, which reported a grant of non-qualified stock options.

RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has re-appointed Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending September 30, 2009, subject to ratification by the Company’s stockholders. Ernst & Young LLP was the Company’s independent auditor for the fiscal year ended September 30, 2008.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from those attending the Annual Meeting.

The affirmative vote of holders of a majority of the shares of Common Stock voted at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for fiscal year 2009.

If the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF ERNST & YOUNG LLP’S APPOINTMENT, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

OTHER BUSINESS

The Board knows of no business that will come before the Annual Meeting except that indicated above. However, if any other matters are properly brought before the Annual Meeting, it is intended that the persons acting under the proxy will vote thereunder in accordance with their best judgment.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS OF BOARD MEMBERS

If a stockholder intends to present a proposal for action at the next Annual Meeting of Stockholders and wishes to have such proposal considered for inclusion in the Company’s proxy materials in reliance on Rule 14a-8 under the Securities Exchange Act of 1934, the proposal must be submitted in writing and received by the Secretary of the Company on or before September 4, 2009. Such proposal also must meet the requirements of the rules of the SEC relating to stockholder proposals.

The Company’s By-laws establish an advance notice procedure with regard to certain matters, including stockholder proposals and nominations for individuals for election to the Board of Directors. In general, written notice of a stockholder proposal or a director nomination for the next Annual Meeting must be received by the Secretary of the Company not later than 80 days prior to the next Annual Meeting (or, if less than 90 days’ notice of the date of the meeting is given by the Company, notice by the stockholder to be timely must be received by the Secretary of the Company no later than the close of business 10th day following the day on which public announcement of the date of the meeting is first made by the Company), and must contain specified information and conform to certain requirements, as set forth in the By-laws. If the presiding officer at any meeting of stockholders determines that a stockholder proposal or director nomination was not made in accordance with the By-laws, the Company may disregard such proposal or nomination.

Stockholder proposals submitted for consideration at the Annual Meeting must be delivered to the Corporate Secretary no later than the close of business on January 12, 2009.

In addition, if a stockholder submits a proposal outside of Rule 14a-8 for the 2009 Annual Meeting, and the proposal fails to comply with the advance notice procedures described by the By-laws, then the Company’s proxy may confer discretionary authority on the persons being appointed as proxies on behalf of the Board of Directors to vote on the proposal.

Proposals and nominations should be addressed to the Secretary of the Company, Integrated Electrical Services, Inc., 1800 West Loop South, Suite 500, Houston, TX 77027.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

In some cases only one copy of this proxy statement or annual report is being delivered to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of this proxy statement or annual report to a stockholder at a shared address to which a single copy of the document was delivered. Stockholders sharing an address who are receiving multiple copies of proxy statements or annual reports may also request delivery of a single copy. To request separate or multiple delivery of these materials now or in the future, a stockholder may submit a written request to the Corporate Secretary, Integrated Electrical Services, Inc., 1800 West Loop South, Suite 500, Houston, TX 77027 or an oral request by calling the Corporate Secretary at (713) 860-1500.

0	▀
INTEGRATED ELECTRICAL SERVICES, INC.
ANNUAL MEETING OF STOCKHOLDERS
SOLICITED BY THE BOARD OF DIRECTORS OF INTEGRATED ELECTRICAL SERVICES, INC.
The undersigned hereby appoints Michael J. Caliel, Curt L. Warnock and Mark A. Older, and each of them individually, as proxies with full power of substitution, to vote all shares of the Common Stock of Integrated Electrical Services, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders thereof to be held on February 4, 2009, at 10:00 a.m. Central Standard Time, at the Houston Marriott West Loop Hotel, 1750 West Loop South, Houston, Texas 77027 or at any adjournment or postponement thereof, as follows:
Any executed proxy which does not designate a vote shall be deemed to grant authority for any item not designated .
(Continued and to be signed on the reverse side.)

▀	14475	▀

ANNUAL MEETING OF STOCKHOLDERS OF
INTEGRATED ELECTRICAL SERVICES, INC.
February 4, 2009

PROXY VOTING INSTRUCTIONS
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call.
- OR -
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.
- OR -
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries or www. voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.
â  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or Internet. â
■      20630000000000001000       5                                                                        020409

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

							FOR	AGAINST	ABSTAIN
1.	ELECTION OF DIRECTORS: TO HOLD OFFICE UNTIL THE 2010 ANNUAL MEETING AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED.				2.	APPOINTMENT OF ERNST & YOUNG LLP AS AUDITORS FOR THE COMPANY	☐	☐	☐
☐		NOMINEES:
	FOR ALL NOMINEES	¡	CHARLES H. BEYNON
     ALL SHARES WILL BE VOTED AS DIRECTED HEREIN AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED “FOR” PROPOSAL 1 (ALL NOMINEES), AND “FOR” PROPOSAL 2, AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSON VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING.

     YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO A VOTE HEREON.

		¡	MICHAEL J. CALIEL
		¡	MICHAEL J. HALL
☐ ☐	WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	¡ ¡ ¡	JOSEPH V. LASH DONALD L. LUKE JOHN E. WELSH, III

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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